SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                   of the Securities and Exchange Act of 1934
                                (Amendment No. 1)


Filed by the Registrant                                       [X]
     Date Filed: December 14, 1995
Filed by a Party other than the Registrant                    [ ]


Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                            K-tel International, Inc.
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2).

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:


     2)   Aggregate number of securities to which transaction applies:


     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.)


     4)   Proposed maximum aggregate value of transaction:


     5)   Total fee paid:


[X]  Fee paid previously with preliminary materials.

[ ]  Check box if any part of the fee is offset as provided by Exchange Act
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     paid previously. Identify the previous filing by registration statement
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                       (Logo of K-tel International, Inc.)


                                 PROXY STATEMENT

                                       OF

                            K-TEL INTERNATIONAL, INC.
                            2605 FERNBROOK LANE NORTH
                        MINNEAPOLIS, MINNESOTA 55447-4736

                                  -------------

                         SPECIAL MEETING OF SHAREHOLDERS

                                JANUARY 31, 1996


                                  INTRODUCTION


     This Proxy Statement and the accompanying form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors of K-tel International, Inc. (the "Company") to be used at the Special Meeting of the Shareholders of the Company to be held at 10:00 a.m., local time, on January 31, 1996, in the Company's executive offices located at 2605 Fernbrook Lane North, Minneapolis, Minnesota.

     Only shareholders of record as of the close of business on December 27, 1995, will be entitled to vote, as a single class with one vote per share, at the Special Meeting of Shareholders. At the close of business on December 27, 1995, the Company had outstanding shares of Common Stock, $.01 par value (the "Common Stock").

     At the Special Meeting of Shareholders ("Special Meeting"), shareholders will vote on the following proposals: (1) to approve an Agreement for Purchase and Sale, dated June 28, 1995, as amended, (the "Purchase Agreement") between the Company and Simitar, Inc. (the "Purchaser") and the transactions contemplated thereby (the "Transactions"), and (2) to transact any other business as may properly come before the meeting. The Transactions include the sale by the Company to the Purchaser of the consumer entertainment business of the Company through the sale of the stock of certain subsidiaries of the Company. The Purchaser is currently controlled by Mickey Elfenbein who is President, Secretary and a director of the Company. After the consummation of the Transactions, the Purchaser will employ many of the Company's employees, including other officers. The sale of the consumer entertainment business of the Company is a sale of substantially all of the assets of the Company.


     THE TRANSACTIONS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTIONS NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.



     The quorum required to hold the meeting is a majority of the shares of Common Stock entitled to vote at the meeting, present in person or by proxy. If a quorum is present, the affirmative vote, in person or by proxy, of a majority of the outstanding shares of Common Stock of the Company, voting together as a single class and with one vote per share, is required to approve the Transactions. Approval of the Transactions is assured because Philip Kives, the Company's Chief Executive Officer and Chairman of the Board, is the beneficial owner of more than a majority of the outstanding shares of Common Stock of the Company and intends to vote all of such shares in favor of approval of the Transactions.



     Each shareholder who signs and returns a proxy in the form enclosed with this Proxy Statement may revoke the same at any time prior to its use by giving notice of such revocation to the Company in writing or in open meeting. Presence at the Special Meeting of a shareholder who has signed a proxy does not alone revoke that proxy. Unless so revoked, the shares represented by each proxy will be voted as specified in the instructions indicated in such proxies at the Special Meeting and at any adjournments thereof. IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED FOR THE PROPOSAL TO APPROVE THE TRANSACTIONS AND, IN THE DISCRETION OF THE PERSONS NAMED IN THE PROXY, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING. Abstentions and broker non-votes will have the effect of a vote against the proposal to approve the Transactions. With respect to abstentions, the shares of Common Stock are considered present at the Special Meeting. They are not, however, affirmative votes for the matter and, therefore, they will have the same effect as votes against the matter. With respect to broker non-votes, the shares of Common Stock are not considered present at the meeting as to which the broker withheld authority. Consequently, broker non-votes are not counted.


     All expenses involved in preparing, assembling and mailing this Proxy Statement and the accompanying materials will be paid by the Company. The Company will reimburse brokers and certain other persons for their charges and expenses in forwarding proxy material to the beneficial owners of Common Stock held of record by such persons.

     Pursuant to Minnesota law, each shareholder has the right to exercise dissenters' rights. In order for a shareholder to exercise dissenters' rights, the shareholder must not vote for the proposal to approve the Transactions and must comply with the applicable requirements of Minnesota law. An explanation of dissenters' rights is included in this Proxy Statement, and a copy of Sections 302A.471 and 302A.473 of the Minnesota Business Corporations Act, is included as Annex C.

     This Proxy Statement and the preceding Notice of Special Meeting of Shareholders are first being mailed to shareholders on or about __________, 1995.


     The date of this Proxy Statement is __________, 1995.



                                EXPLANATORY NOTE



     The Transactions include the sale by the Company to the Purchaser of the consumer entertainment business of the Company through the sale of certain subsidiaries of the Company. The Purchaser is currently controlled by Mickey Elfenbein who is President, Secretary and a director of the Company. After consummation of the Transactions, the Purchaser will employ many of the Company's employees who will resign their positions with the Company and its remaining subsidiaries, including Mr. Elfenbein, Mark Dixon who is Vice President-Finance, Chief Financial Officer, Treasurer and a director of the Company, and David Weiner who is Senior Vice President of the Company. In addition, the Transactions contemplate the prior or contemporaneous occurrence of certain other transactions (the "Related Entity Transactions") among the Purchaser, Mickey Elfenbein and K-5 Leisure Products, Inc. ("K-5"), a corporation controlled by Philip Kives, the Company's Chief Executive Officer, Chairman of the Board and principal shareholder. Upon consummation of the Transactions and the Related Entity Transactions, Mr. Kives will beneficially own approximately 75.8% of the outstanding Common Stock of the Company. At some time after consummation of the Transactions, the Company may determine to approve a reverse stock split or a merger in which the shares owned by all shareholders other than Mr. Kives' company are cancelled, which would have the effect of causing the Company to cease to be a registered company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As a nonregistered company, the Company's Common Stock would not be designated on The Nasdaq Stock Market. In the event of such reverse stock split or merger, the holders of the Company's Common Stock whose shares are cancelled would be entitled to receive the fair value of their shares under the Minnesota Business Corporation Act. See "Special Factors--Privatization of the Company."

     In accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on _______________, 1995, concurrent with the filing of this Proxy Statement, the Company, the Purchaser, Mickey Elfenbein and Philip Kives filed with the Commission a Rule 13e-3 Transaction Statement on
Schedule 13E-3 (the "Schedule 13E-3") with respect to the Transactions.



                                TABLE OF CONTENTS

                                                                        PAGE NO.


Summary...................................................................   1
Special Factors...........................................................   6
The Proposal..............................................................  11
The Transactions..........................................................  12
         General..........................................................  12
         Terms of the Transactions........................................  15
         Other Agreements between the Company and
          the Purchaser...................................................  19
         Related Entity Transactions......................................  21
         Reasons For the Transactions.....................................  21
         Effects of the Transactions......................................  24
         Position of Company's Management; Potential
          Conflicts of Interest...........................................  26
         Opinion of the Financial Advisor.................................  26
         Plans for the Company after the Transactions.....................  30
         Accounting Treatment.............................................  31
         Interests of Certain Persons.....................................  31
         Federal Income Tax Consequences..................................  33
Fees and Expenses.........................................................  34
Dissenters' Rights........................................................  34
Price Ranges of Common Stock; Dividends...................................  37
Possible Effect on the Market for the Common Stock........................  39
Selected Historical and Pro Forma Financial Data of
 the Company..............................................................  39
Certain Information Regarding the Purchaser...............................  45
Security Ownership........................................................  45
Compliance with Section 16(a).............................................  47
Regulatory Approvals......................................................  47
Transaction of Other Business.............................................  47
Independent Public Accountants............................................  48
Available Information.....................................................  48



Annex A - Agreement for Purchase and Sale
Annex B - Stock Transfer and Loan Repayment Agreement
Annex C - Sections 302A.471 and 302A.473, Minnesota Business Corporation Act Annex D - Opinion of Van Kasper & Company

Annex E - Amendment to Agreement for Purchase and Sale




                                     SUMMARY

     The following summary is a brief summary of information contained elsewhere in this Proxy Statement. This summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information set forth elsewhere in this Proxy Statement and the documents in the Annexes attached to this Proxy Statement. Certain capitalized terms used in this summary are defined elsewhere in this Proxy Statement. You are urged to read this Proxy Statement and the Annexes attached hereto in their entirety.

SPECIAL MEETING OF SHAREHOLDERS


     Meeting Date; Purposes. The Special Meeting of Shareholders of the Company will be held on Wednesday, January 31, 1996, at 10:00 a.m., local time, at the Company's executive offices located at 2605 Fernbrook Lane North in Minneapolis, Minnesota. At the Special Meeting, the shareholders will vote on the following proposals (1) to approve an Agreement for Purchase and Sale, dated June 28, 1995, as amended, (the "Purchase Agreement"), between the Company and Simitar, Inc. (the "Purchaser") and the transactions contemplated thereby (the "Transactions"), and (2) to transact such other business as may properly come before the meeting.

     Record Date; Shares Entitled to Vote. The Board of Directors of the Company has fixed the close of business on December 27, 1995, as the record date for the determination of shareholders entitled to notice of and to vote, either in person or by proxy, at the Special Meeting and any adjournments or postponements thereof.


THE TRANSACTIONS


     The Sale of the Entertainment Subsidiaries. The Company proposes to sell its consumer entertainment business to the Purchaser by selling to the Purchaser three domestic subsidiaries and ten foreign subsidiaries (the "Entertainment Subsidiaries") which own the master recording catalog rights to music recordings and through which the Company operates its consumer entertainment products business and distributes consumer convenience products in Europe at a purchase price of $25,000,000 plus certain adjustments estimated at September 30, 1995 to increase the total purchase price to $33,503,000. In addition, the Purchaser has agreed to pay interest on the purchase price for the Entertainment Subsidiaries from November 30, 1995 to the date of closing if closing is delayed past November 30, 1995 solely due to the failure of Purchaser to close on its financing on November 30, 1995. Also, as part of the Transactions, the Company and the Remaining Subsidiaries will repay the net intercompany debt owed by them to the Entertainment Subsidiaries which was $9,730,000 as of September 30, 1995 and will repay bank indebtedness which was $1,934,000 as of September 30, 1995. The Company has loss carryovers which the Company believes will be sufficient to eliminate any federal income tax consequences from the sale of the Entertainment Subsidiaries, except for alternative minimum tax of approximately $200,000 and state tax of approximately $400,000. If the Transactions had closed on September 30, 1995, the Company's net after-tax cash position, after payment of expenses and the repayment of certain loans, would have been increased by $21,239,000. The Company will retain and continue to operate its consumer convenience products business through two U.S. subsidiaries (the "Remaining Subsidiaries"). During the fiscal year ended June 30, 1995, the net sales of the Remaining Subsidiaries were $14,310,000 million or 22% of the Company's consolidated net sales. As a result of the sale of the Entertainment Subsidiaries, the Company will also lose the ability to utilize the distribution capabilities of the Entertainment Subsidiaries to market consumer convenience products in Europe which accounted for 18% of net sales in the year ended June 30, 1995 and the Company will assign to the Purchaser the exclusive rights to the K-tel tradenames and trademarks in Europe, the former Soviet block countries, the Middle East and Africa, except that the Company will retain a non-exclusive license for products other than consumer entertainment products for two years in Europe and for four years in the other territories. The Purchase Agreement is attached to this Proxy Statement as Annex A, and an amendment to the Purchase Agreement is attached to this Proxy Statement as Annex E. See "The Transactions--Terms of the Transactions."

     Other Agreements. Contemporaneously with the consummation of the Purchase Agreement, other agreements will be entered into by the Company in accordance with the Purchase Agreement. The Purchaser will acquire the rights to the K-tel tradenames and trademarks in Europe, the former Soviet block countries, the Middle East and Africa and will have the right to use the K-tel tradenames and trademarks to market and distribute consumer entertainment products throughout the world and other products in certain territories pursuant to a trademark agreement between the Company and the Purchaser. The Company will also enter into a sublease with one of the Entertainment Subsidiaries acquired by the Purchaser for the use and occupancy of office and warehouse space leased by such subsidiary in Minneapolis, Minnesota. In addition, the Company and the Purchaser will enter into a record license agreement pursuant to which the Company will have the non-exclusive right to utilize the master recordings catalog acquired by the Purchaser to produce one album for sale by the Company through infomercials for certain royalty fees. See "The Transactions--Other Agreements between the Company and the Purchaser."

     Related Entity Transactions. Pursuant to the stock transfer and repayment agreement dated June 28, 1995 (the "Related Entity Agreement") among the Purchaser, Mickey Elfenbein and K-5 Leisure Products, Inc. ("K-5"), a company controlled by Philip Kives, the Chief Executive Officer, Chairman of the Board and principal shareholder of the Company, certain other transactions (the "Related Entity Transactions") will occur prior to or contemporaneously with the consummation of the Transactions. As a result of the Related Entity Transactions, K-5 will acquire 350,000 shares of the Company's Common Stock currently owned by Mr. Elfenbein and will receive a note for approximately $1.1 million from the Purchaser. As a result of the Related Entity Transactions, the percentage of the Company's outstanding Common Stock beneficially owned by Mr. Kives will increase to approximately 75.8% from 66.4%. Also, the Purchaser will acquire K-5's 52% common stock interest in Simitar Entertainment, Inc. ("SEI"), a video entertainment production and distribution corporation, and Mr. Elfenbein will have repaid indebtedness owed to K-5 and its affiliates of approximately $1,075,000 at September 30, 1995. The Related Entity Agreement is attached to this Proxy Statement as Annex B. See "The Transactions--Related Entity Transactions."

     Shareholder Approval of the Transactions. The affirmative vote of at least a majority of the outstanding shares of the Company's Common Stock is required to approve the Transactions. Approval of the Transactions is assured because Philip Kives, the Company's Chief Executive Officer and Chairman of the Board, is the beneficial owner of more than a majority of the outstanding shares of Common Stock of the Company and intends to vote all of such shares in favor of approval of the Transactions. See "The Proposal."

     Dissenting Shareholders' Rights. Holders of the Common Stock of the Company who do not vote for approval of the Transactions may exercise dissenters' rights and receive cash for the fair value of their shares of Common Stock by following procedures prescribed by the Minnesota Business Corporations Act. The failure of a dissenting shareholder to follow the prescribed procedures will result in the termination or waiver of such rights. A copy of the provisions of the Minnesota Business Corporations Act relating to dissenters' rights is attached to this Proxy Statement as Annex C. See "Dissenters' Rights."

     Interests of the Company's Management. Philip Kives, the Company's Chief Executive Officer and Chairman of the Board, beneficially owns approximately 66.4% of the Company's outstanding Common Stock as of September 30, 1995. Mickey Elfenbein, President, Secretary and a director of the Company, beneficially owns approximately 10.7% of the Company's outstanding Common Stock as of September 30, 1995, including stock options to be surrendered for cancellation upon consummation of the Transactions. Upon consummation of the Related Entity Transactions, Mr. Kives will beneficially own approximately 75.8% of the Company's outstanding Common Stock. The Purchaser is currently controlled by Mr. Elfenbein and, after consummation of the Transactions, Mr. Elfenbein will either continue to own a controlling interest in the Purchaser or hold a significant equity interest, and the Purchaser will employ many of the Company's employees who will resign their positions with the Company and the Remaining Subsidiaries upon consummation of the Transactions, including Mr. Elfenbein, Mark Dixon who is Vice President-Finance, Chief Financial Officer, Treasurer and a director of the Company, and David Weiner who is Senior Vice President of the Company. Mr. Elfenbein resigned as an officer and director of the Remaining Subsidiaries and as Chief Executive Officer of the Company and Mr. Kives was elected Chief Executive Officer of the Company effective October 16, 1995. In addition, Mr. Kives is Mr. Elfenbein's uncle.

     Effective Time. The Transactions will become effective at closing. There can be no assurance that all of the conditions to closing will be satisfied.


     Opinion of Financial Advisor. Van Kasper & Company ("Van Kasper") has been retained by the Company to act as financial advisor in connection with the merger and related matters. Van Kasper has delivered to the Company's board of directors its written opinion, dated August 31, 1995, which is attached hereto as Annex D, to the effect that, as of such date and based upon the matters described therein, the consideration to be received in the Transactions by the Company is fair to the Company's shareholders from a financial point of view. Reference is made to the full text of such opinion in Annex D to this Proxy Statement. The Company's shareholders are urged to read the opinion in its entirety. See "The Transactions--Opinion of Financial Advisor."


INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference in this Proxy Statement: the Company's Annual Report on Form 10-K for the fiscal years ended June 30, 1995 and 1994, and the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1995.


     The Company will provide without charge to each person, including any beneficial owner, to whom this Proxy Statement is delivered, upon written or oral request of any such person, a copy of any and all documents which are incorporated herein by reference. Requests should be directed to the Company at 2605 Fernbrook Lane North, Minneapolis, Minnesota 55447, Attention: Mark Dixon, Vice President-Finance.

SELECTED COMPARATIVE FINANCIAL DATA


     The selected historical financial data for the three years ended June 30, 1995 are derived from the consolidated financial statements of the Company, which have been audited by Arthur Andersen LLP, independent public accountants, for the periods and as of the dates indicated in its reports which are incorporated by reference in this Proxy Statement. The interim financial data for the three months ended September 30, 1995, has not been audited but, in the opinion of management, includes all adjustments, consisting of normal, recurring adjustments and accruals, which the Company considers necessary for fair presentation of the Company's financial position and the results of operations for the periods indicated. The pro forma financial data has not been audited but, in the opinion of management, includes all adjustments necessary to present fairly the information set forth therein with respect to the divestiture of the Entertainment Subsidiaries. The following selected historical data should be read in conjunction with the Company's consolidated financial statements incorporated by reference in this Proxy Statement. The pro forma financial data is provided for comparative purposes only and may not be indicative of (i) the actual results that would have occurred had the divestiture of the Entertainment Subsidiaries been consummated at the beginning of the period for which pro forma information is presented or (ii) the results to be expected in the future.




                SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA



                                    Three Months Ended     Year Ended     Year Ended      Year Ended
                                    September 30, 1995    June 30, 1995  June 30, 1994  June 30, 1993
                                  Historical   Pro Forma(1) Historical    Historical      Historical

                                                (dollars in thousands except per share data)
Statement of Operations Data:
  Net Sales                        $ 16,624     $  4,366      $ 65,917      $ 54,270     $ 55,714
  Operating Income (Loss)               388         (327)       (2,188)          223        3,623
  Net Income (Loss)                     305         (254)       (2,483)          376        2,701
  Net Income (Loss) per
   Common and Common
   Equivalent Share                $    .08     $   (.07)     $   (.67)     $    .10     $    .72

Balance Sheet Data
(at end of Period):
  Total Assets                       31,167       27,113        28,637        26,874       21,922
  Line of Credit                      3,837           --         2,516            --           60
  Total Shareholders' Investment      2,724       25,399         2,453         4,546        4,150


(1) Includes an increase in the Company's net after-tax cash position of an estimated $21,239,000, assuming $350,000 of transaction expenses (most of which have been paid) and $600,000 of federal alternative minimum tax and state tax because the Company's loss carryovers is expected to be sufficient to cover the gain on the sale for federal income tax purposes, and includes the repayment by the Company of $1,934,000 million of bank debt and $9,730,000 million representing the net consolidated amount owing to the Entertainment Subsidiaries as of September 30, 1995 which will be paid at closing. Excludes income and expenses of the Entertainment Subsidiaries sold in the Transactions.




                                 SPECIAL FACTORS

     The following special factors regarding the Transactions and the business of the Company to be conducted after the Transactions are consummated should be considered carefully by shareholders before voting on the proposal to approve the Transactions.

POTENTIAL CONFLICTS OF INTEREST


     The Transactions involve inherent conflicts of interest between the interests of the Company, Philip Kives and Mickey Elfenbein. Mr. Kives and Mr. Elfenbein are directors of the Company, Mr. Kives is the Chief Executive Officer, Chairman of the Board and principal shareholder of the Company, and Mr. Elfenbein is President, Secretary and a director of the Company. The Purchaser is currently controlled by Mr. Elfenbein and, after consummation of the Transactions, will employ many of the Company's employees who will then resign their positions with the Company and the Remaining Subsidiaries, including Mr. Elfenbein, Mark Dixon who is Vice President-Finance, Chief Financial Officer, Treasurer and a director of the Company and David Weiner who is Senior Vice President of the Company. Effective October 16, 1995, Mr. Elfenbein resigned as an officer and director of the Remaining Subsidiaries and as Chief Executive Officer of the Company, and Mr. Kives was elected Chief Executive Officer of the Company. In addition, Mr. Kives is Mr. Elfenbein's uncle. The terms of the Transactions were negotiated between Mr. Kives and Mr. Elfenbein.

     Mr. Elfenbein and Mr. Dixon abstained from voting when the Board of Directors of the Company approved the Transactions because they are or will be officers of Purchaser and will resign as officers and directors of the Company upon consummation of the Transactions. The other members of the Board of Directors approved the Transactions after consideration of the analysis received from Van Kasper & Company, the Company's financial advisor, with respect to its ability to render a fairness opinion.

     After consummation of the Transactions, Mr. Kives will continue as the Company's Chief Executive Officer and Chairman of the Board. Mr. Kives does not currently receive a salary or bonus from the Company, but it is expected that Mr. Kives will receive a reasonable salary if the Company's operations after consummation of the Transactions are profitable. Upon consummation of the Transactions, Seymour Leslie and Sanford Sigoloff, the non-employee directors of the Company, will resign as directors of the Company. The Company will pay each of Messrs. Leslie and Sigoloff the sum of $25,000 as special director fees in connection with consideration of the Transactions. The Company pays the non-employee directors regular director fees of $1,000 per each regular meeting attended and an annual directors fee of $12,000. In addition, Messrs. Leslie and Sigoloff each received a one-time stock option grant to purchase 25,000 shares of the Company's common stock at $9.25 per share when they were elected to the Company's Board of Directors on October 12, 1993. The stock options vest, subject to continued service as a director, in three equal installments on the first three anniversaries of their election to the Board of Directors and expire one year after the termination of their status as directors of the Company.

     Upon consummation of the Transactions, Mickey Elfenbein who is President, Secretary and a director of the Company, Mark Dixon who is the Vice President-Finance, Chief Financial Officer, Treasurer and a director of the Company, and David Weiner who is Senior Vice President of the Company will resign their positions with the Company and be employed by Purchaser. Mr. Elfenbein currently controls the Purchaser, and it is expected that he will either continue to control the Purchaser or have a substantial minority interest in the Purchaser after the financings for the Transactions have been completed. Messrs. Elfenbein, Dixon and Weiner will be employed as officers of Purchaser at base annual salaries comparable to their current salaries with the Company of $231,000, $100,000 and $150,000, respectively, and are expected to have bonus opportunities based on the financial performance of Purchaser. Also, it is anticipated that Messrs. Dixon and Weiner may have a modest equity interest in the Purchaser, although the form of the interest (whether stock option, stock ownership or phantom stock) and the amount have not been determined. No decision has been made as to whether the Company or the Purchaser will employ Jeffrey M. Koblick, currently Senior Vice President-Purchasing and Operations of the Company, after consummation of the Transactions. Mr. Koblick's current annual base salary with the Company is $180,000.

     The Transactions will not be consummated unless the Related Entity Transactions are also completed. As a result of the Related Entity Transactions, the percentage of the Company's outstanding Common Stock beneficially owned by Mr. Kives will increase to approximately 75.8% from 66.4%, and the indebtedness of Mr. Elfenbein, estimated to be approximately $1,075,000 at September 30, 1995, to companies controlled by Mr. Kives would be repaid.

     Due to the relationships identified above of Mr. Kives and Mr. Elfenbein to the Company and the Purchaser and the Related Entity Transactions, the nature of the negotiations over the Transactions were not at arms' length.


CONTROL BY PRINCIPAL SHAREHOLDER


     Mr. Kives beneficially owns approximately 66.4% of the outstanding Common Stock of the Company as of September 30, 1995, and Mr. Elfenbein beneficially owns approximately 10.7% of the outstanding Common Stock of the Company as of September 30, 1995, including stock options which will be surrendered for cancellation upon consummation of the Transactions. After giving effect to the Transactions and the Related Entity Transactions, Mr. Kives and Mr. Elfenbein will beneficially own approximately 75.8% and 0.3%, respectively, of the outstanding Common Stock. Under Minnesota law and the Company's Articles of Incorporation, a majority vote of the Company's outstanding shares is required to approve a merger, consolidation or reorganization of the Company or the sale of all or substantially all of the assets of the Company, and a majority vote of the shares of the Company present at a duly held meeting of shareholders of the Company at which a majority of the outstanding shares are present is required to elect the directors of the Company. Accordingly, Mr. Kives currently has and, after consummation of the Transactions, will continue to have effective control over the Company's affairs, including but not limited to the approval of major corporate transactions and the election of directors.


CHANGE IN MANAGEMENT


     Upon consummation of the Transactions, Mr. Elfenbein and other employees of the Company will be employed by the Purchaser, including Messrs. Dixon and Weiner who are executive officers of the Company and will resign their positions with the Company. Mr. Elfenbein has resigned as an officer of the Remaining Subsidiaries and as Chief Executive Officer of the Company effective October 16, 1995. Mr. Kives was elected Chief Executive Officer effective October 16, 1995 to replace Mr. Elfenbein and, after consummation of the transactions, Mr. Kives will continue to serve as Chief Executive Officer. The Company is currently engaged in a search for a person who will become the chief financial officer of the Company. Of the Company's 185 employees at November 1, 1995, 19 employees are designated to remain with the Company and 165 employees are expected to be employed by the Purchaser or the Entertainment Subsidiaries. Jeffrey M. Koblick, Senior Vice President-Purchasing and Operations of the Company, has not yet been designated to either the Company or the Purchaser. The Company and the Purchaser each agree, for a period of two years following closing, not to solicit or otherwise divert certain designated employees of the other, or hire any person who was an employee of the other within six months of the proposed date of hire other than Mr. Koblick.


     Although the Company and the Purchaser have each agreed to provide the other with transition administrative services reasonably required to effect the orderly transfer of the consumer entertainment product business and the division of the operations of the Company resulting from such transfer, the division of officers and employees between the Company and the Purchaser may present administrative and organizational complications which may be more than short-term in nature, depending on the ability of the Company to attract and hire additional personnel with expertise in the consumer convenience products business and to institute an organizational structure most conducive to the Company's business.

CHANGE IN DIRECTOR COMPOSITION


     Upon consummation of the Transactions, Mickey Elfenbein and Mark Dixon will resign as directors of the Company because they will be employed by the Purchaser. Effective October 16, 1995, Mr. Elfenbein resigned as Chief Executive Officer of the Company, and Mr. Kives was elected Chief Executive Officer of the Company. In addition, Sanford Sigoloff and Seymour Leslie, the non-employee directors of the Company, have indicated that they intend to resign after consummation of the Transactions because the Company's business will be more narrowly focused and because of the time requirements of their other business commitments. Both Messrs. Leslie and Sigoloff have indicated that they intend to resign as directors in the event the Transactions are not consummated. In the event the Company does not maintain at least two outside directors, the Company's Common Stock may no longer qualify for inclusion on The Nasdaq Stock Market. Mr. Kives presently intends to maintain two non-employee directors of the Company and to continue the inclusion of the Company's Common Stock on the Nasdaq Stock Market.


CHANGE IN BUSINESS OF THE COMPANY


     The sale of the Company's consumer entertainment products business pursuant to the Transactions will result in a major change in the Company's business. For the fiscal year ended June 30, 1995, the net sales from the Entertainment Subsidiaries to be sold to the Purchaser were approximately 78% of consolidated net sales, and the balance of consolidated net sales were from the Company's Remaining Subsidiaries. The Company believes that the sale of the Entertainment Subsidiaries and its consumer entertainment products business will permit the Company to reduce its overhead and to focus its resources on the sourcing, development, marketing and distribution of consumer convenience products, primarily in the United States. However, the Company will lose the ability to utilize the distribution capabilities of the Entertainment Subsidiaries to market consumer convenience products in Europe, and the Company will only have a non-exclusive right to use the K-tel tradenames and trademarks for the sale of consumer convenience products for two years after closing in Europe and for four years after closing in the former Soviet block countries, the Middle East and Africa. There can be no assurance that concentration of the Company's business in the consumer convenience products business will be beneficial to the Company and its shareholders. Although the Company presently intends to expand its consumer convenience product business, the Company could also determine to expand into unrelated businesses which may not prove to be profitable to the Company.


PRIVATIZATION OF THE COMPANY


     The Company's Common Stock is currently registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and is a designated stock on The Nasdaq Stock Market. Such registration of the Common Stock may be terminated upon application of the Company to the Commission if there are fewer than 300 holders of record of the Common Stock. There are currently approximately 1,800 holders of record of the Company's Common Stock. If the Company were to determine to approve a 250 to 1 reverse stock split, there would be fewer than 300 holders of record. In such event, the Company could make application on Form 15 to the Commission to deregister the Company's Common Stock under the Exchange Act and to suspend the Company's reporting obligations under Section 15(d) of the Exchange Act. Such deregistration would automatically take place 90 days after the filing of the Form 15. The Company's obligation to continue to file reports under Section 12 of the Exchange Act would cease as of the date of filing the Form 15. Deregistration of the Common Stock under the Exchange Act reduces substantially the information required to be furnished by the Company to holders of the Common Stock and renders inapplicable certain of the provisions of the Exchange Act, such as short-swing profit recovery provisions of Section 16(b), the requirement of Section 14(a) that the Company furnish shareholders with proxy materials in connection with shareholders' meetings and the requirements of Rule 13e-3 promulgated under the Exchange Act with respect to "going private" transactions. If registration of the Common Stock under the Exchange Act is terminated, the Common Stock would no longer be eligible for continued inclusion on The Nasdaq Stock Market. In addition, Mr. Kives will beneficially own approximately 75.8% of the Company's outstanding Common Stock after giving effect to the Transactions and the Related Entity Transactions and could effect a merger in which the shares of all other shareholders are cancelled. In the event of such reverse stock split or merger, the holders of shares of Common Stock which are cancelled thereby would be entitled to the then fair value of their shares.

     Mr. Kives does not have a present intention to propose any action that would result in reducing the number of holders of the Company's Common Stock to below 300 or to propose a merger or reverse stock split in which the shares of the other shareholders are cancelled in exchange for the fair value of their shares unless, as a result of shareholders exercising their dissenters' rights in connection with the Transactions, the number of record holders is reduced below 300. However, there can be no assurance that Mr. Kives will not propose any such action in the future.

         A merger with a corporation controlled by Mr. Kives would be subject to the provisions of the Company's Articles of Incorporation applicable to a merger of the Company with a Control Stockholder. Mr. Kives is specifically identified as a Control Stockholder because he beneficially holds more than 50% of the Company's Common Stock. The Articles of Incorporation require that a merger in which a Control Stockholder is a party be approved by the affirmative vote of not less than 51% of the Company's Common Stock, excluding the Common Stock of a Control Stockholder who is a party to the merger.


CLASSIFICATION AS AN INVESTMENT COMPANY


     If, as a result of the cash available to it from the sale of the Entertainment Subsidiaries, the Company were to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of "Government securities" and cash items) on an unconsolidated basis, the Company could be deemed to be an investment company subject to regulation under the Investment Company Act of 1940, as amended (the "Investment Company Act"). "Government securities" means any securities issued or guaranteed as to principal or interest by the United States, or by a person controlled or supervised by and acting as an instrumentality of the Government of the United States pursuant to authority granted by the Congress of the United States, or any certificate of deposit for any of the foregoing. Because of the limited risk of Government securities, the yields of Government securities are lower than yields obtainable from investments with only somewhat more risk, such as investment grade corporate securities.

     If, by reason of its investment of the cash proceeds of the sale of the Entertainment Subsidiaries, the Company were to become an "inadvertent" investment company, the Commission could initiate a complaint seeking injunctive relief with respect to violations of the Investment Company Act and seeking an order directing the disposition of certain securities acquired in violation of the Investment Company Act or registration under the Investment Company Act. Registration imposes various obligations, including periodic reporting and disclosure of finances and investment policies. In addition, the requirements of the Investment Company Act would prohibit the Company from changing the nature of its business or other investment policies without shareholder approval, prohibit the issuance of most debt securities unless specified asset coverage tests are met, prohibit the purchase by the Company of its securities except pursuant to tender offers or on a securities exchange after notice to stockholders, regulate custody of the Company's assets, require that investment management contracts be approved by the shareholders, prohibit transactions between the Company and its officers, directors and affiliates except with the Commission approval and regulate the capital structure of the Company. Annual costs to the Company of compliance with the provisions of the Investment Company Act would be approximately $75,000 to $100,000.

     In order to avoid becoming an inadvertent investment company under the Act, the Company intends to invest the cash proceeds of the sale of its Entertainment Subsidiaries in "Government securities" as defined by the Investment Company Act.


FAILURE OF TRANSACTIONS TO CLOSE


     There can be no assurance that all of the conditions to the transactions will be satisfied or that the transactions will be consummated. Failure to consummate the transactions will result in material expenses to the Company, estimated to be approximately $350,000, most of which has been paid and will not be reimbursed. In such event, there may be other operational or management changes to address recent adverse results in certain of the Company's subsidiaries.


                                  THE PROPOSAL


     Under the Minnesota Business Corporation Act ("MBCA"), the affirmative vote of a majority of the outstanding shares of the Company's Common Stock is required for approval of the sale of all or substantially all of the assets of the Company. The Entertainment Subsidiaries represented approximately 78% of the Company's net sales for the fiscal year ended June 30, 1995 and 375% of the net book value of the Company's assets at September 30, 1995. Under these circumstances and based on the oral advice of the Company's legal counsel that the Transactions would be considered the sale of all or substantially all of the assets of the Company, the Board of Directors determined to seek shareholder approval of the Transactions. As a result of seeking shareholder approval of the Transactions, shareholders who do not vote their shares in favor of the proposal to approve the Transactions will have the right to exercise dissenters' rights under the MBCA and to receive the fair value of their shares from the Company by complying with the requirements of the MBCA relating to the exercise of dissenters' rights. See "Dissenters' Rights" for a discussion of the requirements of the MBCA for shareholders to exercise dissenters' rights. Submitting the proposal to approve the Transactions to shareholders may have the possible effect of limiting the ability of the shareholders to contest or preventing the shareholders from contesting the Transactions or to make claims against the officers or directors of the Company because such shareholders would have had the opportunity to receive the fair value for their shares by exercising dissenters' rights.

     Except for where authority has been withheld by a shareholder or the direction is to vote against the proposal to approve the Transactions, the enclosed proxy will be voted for the approval of the Transactions. The Transactions include the sale by the Company to the Purchaser of the Company's consumer entertainment business through the sale of the stock of certain subsidiaries of the Company and various agreements between the Company and Purchaser. The Purchaser is currently controlled by Mickey Elfenbein who is the President and a director of the Company. For a description of the Transactions, see "The Transactions--Terms of the Transactions".

     The affirmative vote of at least a majority of the outstanding Common Stock of the Company is required for approval of the Transactions. Shareholders are urged to evaluate carefully all information contained in this Proxy Statement and to consult with their own advisors in order to make any decision to vote to approve the Transactions. Mr. Kives, the Chief Executive Officer, Chairman of the Board and principal shareholder of the Company, who beneficially holds approximately 66.4% of the Company's outstanding Common Stock, and each executive officer and director of the Company who owns the Company's Common Stock intend to vote such shares to approve the Transactions. Approval of a majority of the unaffiliated shareholders of the Company is not required under the Minnesota Business Corporation Act.


     The Board of Directors recommends a vote FOR approval of the Transactions.

                                THE TRANSACTIONS


GENERAL


     The Company is an international marketing and distribution company for packaged consumer entertainment products (music and video) and consumer convenience products (lower priced housewares, automotive accessories, exercise devices, and other goods). The Company was incorporated in 1968, and its corporate offices are located at 2605 Fernbrook Lane North, Minneapolis, Minnesota 55447.


     The Company's core business has been the marketing and selling of pre-recorded music, mainly in compilation format including various artists under a similar theme primarily in the United States and Europe. Videos with a special theme concept have provided the Company with a product line compatible with its pre-recorded music and have been marketed and distributed throughout the Company's foreign subsidiaries, mainly the United Kingdom. The Company sells its products through both retail sales and direct response marketing. Retail sales have traditionally accounted for the majority of the Company's overall revenues. Television direct response marketing has been focused primarily in Europe, beginning in earnest in the late 1980's, using both terrestrial (local within a country) and Pan European satellite television. In the early 1990's, the Company expanded its level of consumer convenience product marketing in the United States and Europe. In the fiscal year ended June 30, 1995, consumer convenience product revenues accounted for approximately 38% of the Company's consolidated net sales, consisting of approximately 20% of net sales by the Company and the Remaining Subsidiaries and 18% of net sales by the Entertainment Subsidiaries.


     One of the Company's major assets is its music master catalog consisting of original recordings and re-recordings of music from the 1950s through the 1980s ("Master Recordings"). The Master Recordings are used for the Company's pre-recorded music products and are licensed to third parties. The Company markets and sells pre-recorded music both from its Master Recordings and from songs licensed from third party record companies. Sales of albums, cassettes and compact discs are made to rackjobbers, wholesalers and retailers in the United States and through subsidiaries and licensees in Europe and the Pacific region.


     The Company's products are manufactured by third-party suppliers with components supplied by independent vendors. At November 1, 1995, the Company employed 185 full time people worldwide. The Company's corporate offices and United States operations are located in leased facilities in a suburb of Minneapolis, Minnesota consisting of approximately 110,000 square feet of office and warehouse facilities. The Company's foreign subsidiaries lease a total of approximately 38,000 square feet of office and warehouse facilities.

     Mickey Elfenbein, the President and a director of the Company and the controlling shareholder of the Purchaser, approached Philip Kives, the Chief Executive Officer and Chairman of the Board of Directors, in June 1994 suggesting that the Company sell its consumer entertainment business to a new company to be formed by Mr. Elfenbein, and that Mr. Elfenbein also acquire Mr. Kives' 52% common stock interest in SEI. Mr. Elfenbein initially offered $20,000,000 for the Company's consumer entertainment business. Mr. Kives determined that Mr. Elfenbein's initial offer was sufficiently attractive for him to continue discussions with Mr. Elfenbein because Mr. Kives felt that the annual earnings potential of the Company's consumer entertainment business was approximately $4.0 million before taxes. In June 1994, Mr. Kives responded to Mr. Elfenbein's offer by asking for a purchase price of $25,000,000 and indicating that various other aspects of the transaction, including the ownership and use of the Company's trademarks, the division of employees and operations and the use of facilities, would need to be negotiated.

     Between June and October 1994, Messrs. Kives and Elfenbein held discussions concerning various aspects of the proposed transactions, including the price for the Company's consumer entertainment business, the payment terms and the change in ownership of SEI. During this period, Messrs. Kives and Elfenbein agreed upon a sales price for the consumer entertainment business of $25,000,000 payable at closing. On October 29, 1994, Mr. Kives received drafts of agreements relating to the transactions and an acknowledgement of principles which were prepared on behalf of Mr. Elfenbein. The agreements outlined the terms of Mr. Elfenbein's proposal.

     During November and December of 1994, Messrs. Kives and Elfenbein and/or their representatives negotiated the terms of the acknowledgement of principles through various telephone conversations and correspondence. These discussions related principally to identifying the assets to be sold, determining adjustments to the purchase price, allocating trademark rights in foreign countries and determining the payment terms for the acquisition of Mr. Kives' ownership interest in SEI. On December 13, 1994 Messrs. Kives and Elfenbein met in Minneapolis, Minnesota to discuss the terms of a draft letter of intent. As a result of these discussions, Mr. Kives delivered a draft letter to Mr. Elfenbein on December 15, 1994 outlining the principal terms of transactions.

     Following delivery of the December 1994 letter, Messrs. Kives and Elfenbein and their representatives continued negotiating some of the terms of the proposed transaction. These negotiations principally related to the security for the promissory note to be delivered in payment for Mr. Kives' interests in SEI, payment terms on the note and trademark rights. On or about January 26, 1995, Messrs. Kives and Elfenbein signed a letter of intent for the proposed transactions. The letter of intent was not binding and only indicated an intent to proceed. The letter of intent was subject to preparation of and agreement on all definitive documents for the transactions and the approval of the Company's Board of Directors.

     On or about February 6, 1995, the parties circulated drafts of the definitive documents. Negotiations on the terms of the draft agreements between Messrs. Kives and Elfenbein and their representatives occurred in February and March of 1995. A conference call was held on March 23, 1995 in an attempt to resolve major outstanding issues. These issues were the assets to be sold, the adjustments to the purchase price, the responsibility of the parties for transaction expenses, the time frame for completing the transactions, the allocation of employees and restrictions on employing employees allocated to the other party, the interest rate and repayment terms of the promissory note for Mr. Kives' ownership interest in SEI, and trademark and tradename rights in foreign jurisdictions. Negotiations of the definitive agreements continued during April, May and June of 1995. The parties met in Winnipeg, Canada on June 12 and 13, 1995 to resolve the final issues which included adjustments to the purchase price, the conduct of the Company's business between the Purchase Agreement execution date and the closing date, trademark and tradename rights in foreign jurisdictions and the method for calculating the value of remaining assets, including settling the list of slow inventory and the value of fixed assets of the Company and the Remaining Subsidiaries. On June 28, 1995, Messrs. Kives and Elfenbein signed Purchase Agreement and the Related Entity Agreement.

     The Purchase Agreement was subject to and conditioned upon the approval of the Transactions by the Company's Board of Directors by July 14, 1994 and the receipt of a fairness opinion as to the Transactions from the Company's investment banker by July 14, 1995. The July 14, 1995 contingency date was subsequently extended to July 24, 1995 when the Company's Board of Directors held its meeting to consider the Transactions and received the oral fairness opinion from Van Kasper. During the negotiations of the transactions, the members of the Company's Board of Directors were kept generally informed of the details of negotiations and the transactions as they evolved from the negotiations between Messrs. Kives and Elfenbein or their representatives.


TERMS OF THE TRANSACTIONS


     The following summary of the Transactions describes the material terms of the Agreement of Purchase and Sale, dated June 28, 1995, as amended, between the Company and the Purchaser (the "Purchase Agreement"), and the Stock Transfer and Loan Repayment Agreement, dated June 28, 1995 (the "Related Entity Agreement"), between the Purchaser, Mickey Elfenbein and K-5 Leisure Products, Inc. ("K-5"), a Canadian company owned by Mr. Kives. Copies of these documents are attached hereto as Annexes A and B, respectively.

     On July 24, 1995, the Board of Directors of the Company, with Mickey Elfenbein and Mark Dixon abstaining from voting due to their conflict of interest, approved the sale to Simitar, Inc. (the "Purchaser") of the Company's consumer entertainment business and European distribution operations through the sale of the stock of three domestic and ten foreign subsidiaries (the "Entertainment Subsidiaries") which own the master recording catalog rights to music recordings and through which the Company operates its consumer entertainment business and distributes consumer convenience products in Europe, and certain related transactions between the Company and the Purchaser. The Purchaser is currently controlled by Mickey Elfenbein who is President, Secretary and a director of the Company and, after consummation of the Transactions, will employ many of the Company's employees who will resign their positions with the Company and its Remaining Subsidiaries, including Mr. Elfenbein, Mark Dixon who is Vice President-Finance, Chief Financial Officer, Treasurer and a director of the Company, and David Weiner who is Senior Vice President of the Company. The Company will retain and continue to operate its consumer convenience products business, including the two domestic subsidiaries, in the United States. As a result of the Transactions, the Company will lose the ability to utilize the distribution capabilities of the Entertainment Subsidiaries to market consumer convenience products in Europe and will assign to the Purchaser the exclusive rights to the K-tel tradenames and trademarks in Europe, the former Soviet block countries, the Middle East and Africa, except that the Company will retain a non-exclusive license for products other than consumer entertainment products for two years in Europe and four years in the other territories. For the fiscal year ended June 30, 1995, net sales of consumer convenience products by the Entertainment Subsidiaries represented approximately 18% of consolidated net sales. For the fiscal year ended June 30, 1995, net sales from the Entertainment Subsidiaries (including sales of consumer entertainment products and consumer convenience products) were approximately 78% of consolidated net sales, and the balance of consolidated net sales were from the consumer convenience product sales of the Remaining Subsidiaries.

     Upon consummation of the Transactions, Mr. Elfenbein and certain of the officers and other employees of the Company who will be employed by the Purchaser will resign their positions with the Company. Philip Kives, the Company's principal shareholder, will continue as the Chief Executive Officer and Chairman of the Board of the Company. The Company and the Purchaser each agree, for a period of two years following closing, not to solicit or otherwise divert certain designated employees of the other, or hire any person who was an employee of the other within six months of the proposed date of hire other than Jeffrey Koblick, Senior Vice President-Purchasing and Operations of the Company, who has not yet been designated to the Company or the Purchaser.

     At the closing of the Transactions, the Company will sell to the Purchaser three domestic subsidiaries and ten foreign subsidiaries through which the Company operates its consumer entertainment business and distributes consumer convenience products in Europe and which own the master recording rights to over 2,500 music recordings. The purchase price for the Entertainment Subsidiaries is $25,000,000 payable in immediately available funds at closing, subject to the following adjustments: (i) increased by the net profit in excess of $200,000 from the production and distribution of consumer convenience products by the Company and its Remaining Subsidiaries in the United States during the period from July 1, 1994 to September 30, 1995 (the "Consumer Products Profit Adjustment"), and (ii) increased by the amount by which the agreed value of the net assets of the Company and the Remaining Subsidiaries on a consolidated basis, after giving effect to the sale of the Entertainment Subsidiaries, but excluding receipt of the purchase price and expenses of the Transactions (the "Remaining Asset Value"), is less than $1,000,000 as of September 30, 1995. The Company will also retain the net profit or net loss from the consumer convenience products business operated by the Company and the Remaining Subsidiaries after September 30, 1995 and will not be impacted by the net profit or net loss of the Entertainment Subsidiaries after September 30, 1995. In addition, the Purchaser has agreed to pay interest on the purchase price for the Entertainment Subsidiaries from November 30, 1995 to the date of closing if closing is delayed past November 30, 1995 solely due to the failure of Purchaser to close on its financing on November 30, 1995. On the first anniversary of the closing, the purchase price will be increased by up to $400,000 or decreased, depending on the disposition of certain consumer convenience product inventory of the Remaining Subsidiaries classified as "slow moving" based on a formula under the Purchase Agreement. In addition, at closing all intercompany payables will be repaid in immediately available funds and certain bank indebtedness will be repaid by the primary obligors for the debt.

     Based on the Company's financial statements as of and for the period ended September 30, 1995, the purchase price for the Entertainment Subsidiaries is $25,000,000 plus (i) zero for the Consumer Products Profit Adjustment, and (ii) $8,503,000 to bring the Remaining Asset Value to $1,000,000, or a total estimated purchase price of $33,503,000 before any additional adjustment for slow moving inventory on the first anniversary of the closing. In addition, as of September 30, 1995, the Company and the Remaining Subsidiaries owed $9,730,000 to the Entertainment Subsidiaries and were responsible for $1,934,000 of bank indebtedness. The Company has loss carryovers which the Company believes will be sufficient to eliminate any federal income tax consequences from the sale of the Entertainment Subsidiaries, except for any alternative minimum tax. The alternative minimum tax and state tax payable by the Company as a result of the Transactions are estimated to be approximately $600,000. If the Transactions had closed on September 30, 1995, the Company's net after-tax cash position would have been increased by an estimated $21,239,000 after payment of estimated expenses and the repayment of certain loans and intercompany payables as contemplated by the Transactions.


     The Purchase Agreement contains certain conditions to closing, including the following: (i) the Purchaser shall have obtained satisfactory financing for the acquisition of the Entertainment Subsidiaries and for its working capital needs, (ii) no material adverse litigation shall be pending or threatened with respect to the transactions contemplated by the Purchase Agreement, (iii) no material adverse change shall have occurred with respect to the Transactions (other than the discontinuance of certain operations in Europe), (iv) the approval of the Company's shareholders and all other necessary consents or approvals to the Transactions shall have been received, and (v) the Company's Board of Directors shall have received an opinion from a recognized investment banking firm to the effect that the Transactions are fair to the Company's shareholders from a financial point of view.


     The Company has retained Van Kasper & Company ("Van Kasper") as its investment banker. At the July 24, 1995 meeting of the Company's Board of Directors, Van Kasper indicated to the Board of Directors that it was in a position to render a fairness opinion on the Transactions to the Company's shareholders. Subsequently, Van Kasper delivered its opinion, a copy of which is attached hereto as Exhibit D. See "The Transactions--Opinion of Financial Advisor."

     Mr. Kives beneficially owns approximately 66.4% of the Company's Common Stock, and he intends to vote such shares to approve the Transactions at the Special Meeting. There can be no assurance, however, that all of the conditions to the Transactions contemplated by the Purchase Agreement will be satisfied or that the Transactions will be consummated. Failure to consummate the Transactions will result in material expenses to the Company, estimated to be approximately $350,000, most of which has been paid and will not be reimbursed. In such event, there may be other operational or management changes to address recent adverse results in certain of the Company's subsidiaries, most of which have already occurred. These changes are primarily an increased management role by Mr.Kives, who replaced Mr. Elfenbein as Chief Executive Officer of the Company effective October 16, 1995, and a material reduction in the Company's operations in Europe which incurred net losses of $3,491,000 for the fiscal year ended June 30, 1995. The reduction in European operations began in the last quarter of fiscal 1995 and is expected to be completed in the first and second quarters of fiscal 1996. Also, depending on future operating results, there may be a reduction in corporate overhead expenses, including personnel.

     The Purchase Agreement provided that it could be terminated by either the Company or the Purchaser if the Transactions do not close on or before November 30, 1995. On __________, 1995, the Company and the Purchaser executed an amendment to the Purchase Agreement extending the termination date to February 2, 1996. The Company may terminate the Purchase Agreement in the event any person shall have commenced a tender offer for all outstanding shares of the Company's Common Stock or made an offer involving a merger or consolidation of the Company or the acquisition of all or substantially all of its assets and the Company's Board of Directors determines upon the advice of its legal counsel that, if it failed to recommend such offer or accept such proposal, such failure would be likely to result in a breach of the directors' fiduciary or legal duties. The Purchaser may terminate the Purchase Agreement if any person has commenced a tender offer for the Company's Common Stock and the Company's Board of Directors has withdrawn or materially adversely modified or changed its recommendation of the Purchase Agreement to the Company's shareholders. In addition, the Company or the Purchaser may terminate the Purchase Agreement upon ten days prior written notice if any condition to such party's obligations under the Purchase Agreement is not satisfied when it is required to be satisfied under the terms of the Purchase Agreement.

     In the event the Purchase Agreement is terminated without any default by a party of its obligations under the Purchase Agreement, neither the Company nor the Purchaser will have any further liability, except that the Purchaser is obligated to pay one-half of certain specified legal and accounting costs. In the event the Purchase Agreement is terminated by reason of a willful breach by a party, then the breaching party will be liable to the non-breaching party for all actual, consequential and incidental damages suffered by the non-breaching party arising from the willful breach.

     The Purchaser will require approximately $26,500,000 to finance the Transactions. The Purchaser expects that $7,000,000 of the funds to be used in the Transactions will be provided in the form of equity financing by Golder, Thoma, Cressey, Rauner Fund IV, Limited Partnership ("Golder, Thoma"). The Purchaser has received a commitment from Golder, Thoma to provide such equity financing, subject to normal and customary conditions precedent, and is in the process of negotiating and preparing definitive documentation. The Purchaser expects that $15,500,000 of the funds to be used in the Transactions will be provided in the form of senior debt financing. Golder, Thoma has also provided its commitment, subject to normal and customary conditions precedent, to provide such senior debt financing through a third party institutional lender. The Purchaser has not yet determined which third party institutional lender will provide such senior debt financing or what the terms of such financing will be. The Purchaser expects that $4,000,000 of the funds to be used in the Transactions will be provided in the form of a subordinated loan (the "Subordinated Loan") from Arcade Entertainment Group B.V. ("Arcade"), a company organized and existing under the laws of Holland. The Purchaser and Arcade have reached an agreement in principle as to the terms of the Subordinated Loan and are in the process of preparing a formal, written agreement setting forth those terms. Under the contemplated terms of the Subordinated Loan, the principal balance of the Subordinated Loan would be paid in ten equal semi-annual installments of $400,000 each and interest would accrue on the principal balance of the Subordinated Loan remaining outstanding from time to time at the rate of six percent per annum and be payable annually. The source of funds that is expected to be used to repay the principal and interest owing under the Subordinated Loan will be royalties payable pursuant to a license agreement to be entered into between the Purchaser (or a subsidiary of the Purchaser) and Arcade for the exploitation in Europe of certain master sound recordings, the rights with respect to which the Purchaser is acquiring in the Transactions.


OTHER AGREEMENTS BETWEEN THE COMPANY AND THE PURCHASER

     Contemporaneously with closing under the Purchase Agreement, the Company and the Purchaser will enter into certain additional agreements. The provisions of the Purchase Agreement also provide for certain post-closing obligations of the parties.


     Trademark Agreement. Pursuant to a Trademark Agreement, the Purchaser will acquire (a) the exclusive right to use the K-tel tradenames and K-tel trademarks (the "K-tel Marks") in the United States for consumer entertainment products during the four years after closing, except that the Company retains the right to sell consumer entertainment products through direct response advertising in the United States, and (b) the non-exclusive right to use the K-tel Marks for consumer convenience products in Mexico for four years and for two years in Asia and Canada. The Purchaser also has the right to sell off inventory bearing the K-tel Marks after the licenses expire for four years in the United States and Mexico and for two years in Canada and Asia. In addition, pursuant to the Trademark Agreement, the Company will assign the K-tel Marks to the Purchaser in Europe, the former Soviet block countries, the Middle East and Africa, except that the Company will retain a non-exclusive license to use the K-tel Marks with respect to products which are not consumer entertainment products for two years in Europe and for four years in the former Soviet block countries, the Middle Eat and Africa. The Company also has the right to sell off inventory bearing the K-tel Marks after its non-exclusive license expires for two years in Europe and for four years in the former Soviet block countries, the Middle East and Africa. In addition, the Company has a right of first refusal to acquire any K-tel Marks assigned to the Purchaser during the first four years after closing of the Transactions.


     Subleases. Pursuant to Sublease Agreements, the Company will sublease approximately 4,600 square feet of office space and 30,500 square feet of warehouse space for its consumer convenience products business in Minneapolis, Minnesota, from one of the Entertainment Subsidiaries through March 13, 1996, at a pass-through of the rent obligations, with an option to extend the sublease for six months.

     Record License Agreement. Pursuant to a Record License Agreement, the Company will have the nonexclusive right to utilize the master recordings catalog of the Entertainment Subsidiaries to produce one album for sale by the Company through infomercials for certain royalty fees.

     Transition Services. Under the Purchase Agreement, the Company and the Purchaser will provide each other with such administrative services as may be reasonably required to effect the orderly transition of the division of the operations of the Company resulting from the sale of the Entertainment Subsidiaries to the Purchaser.


     Employee Protection. During the two years after closing of the sale of the Entertainment Subsidiaries to the Purchaser, the Company and the Purchaser each agree that it will not employ, solicit, hire away or in any other manner attempt to divert any person who is a designated employee of the other under the Purchase Agreement. Pursuant to the Purchase Agreement, all of the current employees of the Company and its subsidiaries will be designated to be employed by either the Company or the Purchaser upon consummation of the Transactions, except for Jeffrey M. Koblick, Senior Vice President-Purchasing and Operations of the Company, who has not yet been designated by the Company or the Purchaser. Currently, it is expected that 19 of the Company's 185 employees on November 1, 1995 will continue with the Company. In addition, during the two years after closing, the Company and the Purchaser each agree that it will not employ, solicit, hire away or in any other manner attempt to divert any person who was an employee of the other within six months prior to the employment of such person, other than Mr. Koblick, who is not yet a designated employee of either the Company or the Purchaser.

     Indemnification. Under the Purchase Agreement, the Company will indemnify the Purchaser and the Entertainment Subsidiaries from any claims, liabilities or expenses relating to consumer convenience products sold prior to the closing, including consumer convenience products sold by the Entertainment Subsidiaries and the contracts and litigation to be assigned to the Company pursuant to the Purchase Agreement. The Purchaser will indemnify the Company and the Remaining Subsidiaries from any claims, liabilities or expenses relating to consumer entertainment products sold prior to the closing, including any consumer entertainment products sold by the Company or the Remaining Subsidiaries.

     Guarantees and Continuing Liability. After closing of the Transactions, the Company and the Remaining Subsidiaries will not have any material guaranties or continuing liability for the obligations of the Entertainment Subsidiaries.


RELATED ENTITY TRANSACTIONS


     In addition to the Transactions between the Company and the Purchaser, contemporaneously with the closing under the Purchase Agreement, Mr. Elfenbein and the Purchaser will consummate certain transactions with K-5 Leisure Products, Inc., a corporation controlled by Mr. Kives, pursuant to the Stock Transfer and Loan Repayment Agreement dated June 28, 1995 (the "Related Entity Agreement"), a copy of which is attached hereto as Annex B. As a result of the Related Entity Transactions, K-5 will receive 350,000 shares of the Company's Common Stock currently owned by Mr. Elfenbein and a note for approximately $1,100,000 from the Purchaser in repayment of indebtedness (approximately $1,075,000 as of September 30, 1995) owed by Mr. Elfenbein to K-5 and affiliated entities and in exchange for the Purchaser receiving K-5's 52% interest in Simitar Entertainment, Inc., a video entertainment production and distribution company ("SEI"). Mr. Elfenbein currently owns 43% of SEI common stock and will contribute his interest in SEI to the Purchaser in connection with the Related Entity Transactions. The sale of the Entertainment Subsidiaries and the transactions contemplated by the Related Entity Agreement are conditioned on the simultaneous closings of each other.


REASONS FOR THE TRANSACTIONS

     Mr. Elfenbein determined that there would be operating and other synergies by combining the Company's consumer entertainment products business with the video marketing and distribution business of SEI. The common stock of SEI is owned 52% by K-5, a company controlled by Mr. Kives, and 43% by Mr. Elfenbein. As a result, Mr. Elfenbein proposed that he acquire K-5's interest in SEI and that the resulting company purchase the Company's consumer entertainment products business.


     After extensive negotiations, Mr. Kives and Mr. Elfenbein arrived at the terms for the Transactions and Related Entity Transactions as described above. Mr. Kives believes that the purchase price offered to the Company for the Entertainment Subsidiaries is sufficiently attractive in relation to the potential profitability of the business to proceed with the proposed Transactions. Specifically, Mr. Kives believed that the profit potential of the consumer entertainment business is approximately $4.0 million per year before taxes so the sales price in the Transaction is approximately six to seven times the annual profit potential which Mr. Kives believes the Entertainment Subsidiaries have. The profitability of certain Entertainment Subsidiaries has in recent periods been adversely affected by the unfavorable economic conditions in Europe, principally Germany.

     In June, 1994, Mr. Kives determined that if an acceptable price and terms could be reached, the Company should sell the Entertainment Subsidiaries to the Purchaser in a private transaction rather than making the business available through a broker because Mr. Elfenbein, currently the controlling shareholder of the Purchaser, has unique and direct knowledge of the Company's consumer entertainment business and the Entertainment Subsidiaries gained through various positions with the Company since 1969. Mr. Elfenbein's knowledge and experience increase the likelihood of the success of the Purchaser's business and, therefore, permit the Purchaser to pay an acceptable price for the Entertainment Subsidiaries. There can be no assurances, however, that the purchase price offered by the Purchaser reflects the best price that the Company could have received.

     The Company's Board of Directors approved the Transactions at a meeting held on July 24, 1995. Of the Company's five directors, Philip Kives, Chief Executive Officer, Chairman of the Board and principal shareholder of the Company, and Seymour Leslie and Sanford Sigoloff, the non-employee directors, unanimously approved the Transactions and recommended that shareholders approve the Transactions. Mickey Elfenbein, President, Secretary and a director of the Company, and Mark Dixon, Vice President-Finance, Chief Financial Officer and Treasurer and a director of the Company, abstained from voting because of their conflict of interest due to their relationships with the Purchaser. Mr. Elfenbein currently controls the Purchaser and, upon consummation of the Transactions, will resign his positions with the Company, and serve as the President and Chief Executive Officer of the Purchaser. Mr. Dixon will also resign his positions with the Company upon consummation of the transactions to take the position of Vice President-Finance, Chief Financial Officer and Treasurer of the Purchaser and may have a small equity interest in the Purchaser although the amount, if any, is not known at this time.

     In approving the Transactions, the Board of Directors considered the following benefits of the Transactions to the Company, the unaffiliated shareholders and the affiliated shareholders: (i) the price being paid for the Entertainment Subsidiaries was a fair price, (ii) the negotiation of the Transactions was between Philip Kives, who has no interest in the Purchaser, on behalf of the Company and Mickey Elfenbein, who will resign his positions with the Company upon consummation of the Transactions, on behalf of the Purchaser,
(iii) the sale of the Entertainment Subsidiaries will be virtually tax-free and will utilize most of the Company's net operating loss carryover, and (iv) unaffiliated shareholders of the Company could exercise dissenters' rights and receive the fair value of their shares, and the Company would have sufficient cash resources to pay the fair value of their shares to shareholders who exercise dissenters' rights.

     The Board of Directors determined the price being paid for the Entertainment Subsidiaries was a fair price based on the following considerations: (i) the oral presentation by Van Kasper, the Company's investment banker, in which Van Kasper concluded that it was in a position to render an opinion that the Transactions were fair to the Company's shareholders from a financial point of view, (ii) the financial analyses which Van Kasper reviewed with the Board of Directors, and (iii) the so-called "fiduciary out" clause contained in the Purchase Agreement permitting the Company to terminate the Agreement upon five business days written notice to Purchaser if (a) the Company receives a bona fide written offer from another person to purchase the Entertainment Subsidiaries, acquire all of the Company's assets or outstanding shares or merge or consolidate with the Company, (b) such offer is a material improvement to the Company's shareholders, and (c) the Board of Directors determines upon the advice of legal counsel that failure to accept the other proposal would be likely to result in a breach of the directors' fiduciary or legal duties.

     During the presentation by Van Kasper to the Board of Directors on July 24, 1995, the Board of Directors considered the following financial considerations in determining that the sales price for the Entertainment Subsidiaries was a fair price: (i) a comparable company analysis, (ii) a merger and acquisitions analysis, and (iii) a discounted cash flow analysis. See "The Transactions -- Opinion of the Financial Advisor" for a discussion of these factors. The Board of Directors did not ascribe specific weight to any of these factors.

     The Purchase Agreement includes a "fiduciary-out" clause which permits the Board of Directors to terminate the Purchase Agreement and accept a better offer if the offer is a material improvement to the Company's shareholders. If the Company exercises its fiduciary-out and terminates the Purchase Agreement because a materially better offer is received, the Company will have no further obligations under the Purchase Agreement, and Purchaser will not be entitled to any break-up fee or expense reimbursement. The Company announced the terms of the Transactions in a press release on July 25, 1995 and filed a Form 8-K Current Report with the Securities and Exchange Commission on August 16, 1995, including a copy of the Purchase Agreement. To date, the Company has not received any inquiries from any other party expressing interest in acquiring the Entertainment Subsidiaries or in any other acquisition, merger or consolidation transaction with the Company. Although the Company did not retain Van Kasper or any other person to offer the Company for sale to other parties, the Board of Directors believes that the public announcement and publicly available information regarding the Transactions provides potentially interested parties with sufficient opportunity to come forward with an indication of interest or offer. No such indications of interest or offers have been received by the Company.

     Another factor important to the non-employee directors, Messrs. Leslie and Sanford, was that the interests of Mr. Kives, who negotiated the Transactions with Mr. Elfenbein were aligned with the interests of the Company and the unaffiliated shareholders. Mr. Kives has no direct or indirect interest in the Purchaser, except that Mr. Elfenbein is his nephew, and Mr. Kives' ownership of the Company's Common Stock will increase from approximately 66.4% to 75.8% as a result of the Related Entity Transactions. As a result of these circumstances, the non-employee directors concluded that Mr. Kives had negotiated a fair price for the Entertainment Subsidiaries. Upon closing of the Transactions and the Related Entity Transactions, the business interests of Messrs. Kives and Elfenbein will be separated.

     As a result of substantial losses in the early 1980's which lead to the Company's filing for bankruptcy reorganization in 1984, the Company had, as of June 30, 1995, a tax operating loss carryover of approximately $18.3 million available through 2001, plus an additional $10 million of tax basis in excess of book basis. The Company has not had sufficient income against which to utilize the tax operating loss carryover. During the ten fiscal years ending June 30, 1995, the Company has been able to utilize $19,000,000 of its operating loss carryovers. The utilization of tax net operating losses, however, has created alternative minimum tax carryover of $255,000, which also is available to be utilized. Given this historical pattern, the net loss of the Company for the fiscal year ended June 30, 1995 and the relatively few number of years left to utilize the net loss carryover, the Board of Directors concluded that the Company would not likely be able to realize the full benefit of the tax operating loss carryover and alternative minimum tax carryover through operations. The sale of the Entertainment Subsidiaries enables the Company to utilize approximately $8,000,000 of its carryover and the $10 million of tax basis in excess of book basis, thereby improving the Company's after-tax cash position by an estimated $6,300,000, which represents the estimated taxes that the Company would pay upon the sale of the Entertainment Subsidiaries if it did not have any carryover or any tax basis and book basis differences.

     Based on oral advice of the Company's legal counsel that the sale of the Entertainment Subsidiaries would be considered the sale of all or substantially all of the assets of the Company and that Minnesota corporate law required the approval of the sale of all or substantially all of the assets of a Minnesota corporation, the Board of Directors determined to seek shareholder approval of the Transactions. As a result of seeking shareholder approval of the Transactions, shareholders of the Company as of the record date who do not vote their shares in favor of the proposal to approve the Transactions will have the right to exercise dissenters' rights under the MBCA and to receive the fair value of the shares of the Company by complying with the requirements of the MBCA relating to the exercise of dissenters' rights. The Board of Directors concluded that providing unaffiliated shareholders with an opportunity to receive the fair value of their shares by exercising dissenters' rights was beneficial because the Company's Common Stock is only thinly traded. During the thirty (30) consecutive trading days prior to July 25, 1995, the date of the public announcement of the Transactions, the average daily trading volume was 2,783 shares. As a result of the Transactions, unaffiliated shareholders will have the ability to receive cash for the fair value of their shares by exercising appraisal rights and the Company will have the cash resources to pay its obligations to dissenting shareholders.


EFFECTS OF THE TRANSACTIONS


     Refocused Business, Increased Net Cash for Expansion and Use of Operating Loss Carryovers. As a result of the sale by the Company of its Entertainment Subsidiaries, the Company will have (i) streamlined its business to a core consumer convenience products business which the Company believes can be operated profitably, (ii) increased the Company's net cash position (after taxes, debt repayment and transaction expenses) by an estimated $21,239,000, with the resultant ability of the Company to expand the consumer convenience products business, take advantage of other opportunities that may be available (although the Company has not identified any such opportunities), and invest the proceeds prior to use in such expansion, and (iii) utilized its loss carryovers to reduce the federal income tax consequences from the sale of the Entertainment Subsidiaries. The Company believes the consumer convenience products business can be operated profitably because sale of the Entertainment Subsidiaries will permit the Company to reduce its overhead and focus its resources, including the additional capital provided by the sale of the Entertainment Subsidiaries, on the sourcing, development, marketing and distribution of consumer convenience products, primarily in the United States. For the fiscal years ended June 30, 1994 and 1995, the Entertainment Subsidiaries had revenues of $45,480,000 and $51,721,000, respectively, and net income of $907,000 for the fiscal year ended June 30, 1994 and $1,468,000 for the fiscal year ended June 30, 1995. The unaudited pro forma revenues and net loss of the consumer convenience products business of the Company and the remaining subsidiaries for the fiscal years ended June 30, 1994 and 1995 were $8,790,000 and $14,196,000, respectively, and $531,000 and $1,015,000, respectively.

     Division of Personnel; Reorganization. Upon consummation of the Transactions, the Purchaser intends to employ many of the Company's employees who will resign their positions with the Company and the Remaining Subsidiaries, including Mr. Elfenbein who is President, Secretary and a director of the Company, Mark Dixon who is Vice President-Finance, Chief Financial Officer, Treasurer and a director of the Company, and David Weiner who is Senior Vice President of the Company. In addition, it is expected that other personnel of the Company will become employees of the Purchaser. Of the Company's 185 employees at November 1, 1995, 19 employees are designated to remain with the Company and 165 employees are expected to be employed by the Purchaser or the Entertainment Subsidiaries. Jeffrey M. Koblick, Senior Vice President-Purchasing and Operations, has not yet been designated to be employed by either the Company or the Purchaser. Although the Company and the Purchaser have each agreed to provide the other with transition administrative services reasonably required to effect the orderly transfer of the Entertainment Subsidiaries and the division of the operations of the Company resulting from such transfer, the division of officers and employees between the Company and the Purchaser may present administrative and organizational complications which may be more than short-term in nature, depending on the ability of the Company to attract and hire additional personnel with expertise in the consumer convenience products business and to institute an organizational structure most conducive to the Company's business. Mr. Kives will continue as Chief Executive Officer, and the Company is currently seeking to hire a person who will become the Chief Financial Officer following the consummation of the Transactions.


POSITION OF COMPANY'S MANAGEMENT; POTENTIAL CONFLICTS OF INTEREST


     The Transactions involve inherent conflicts of interest between the interests of the Company, Philip Kives and Mickey Elfenbein. Mr. Kives and Mr. Elfenbein are officers and directors of the Company. Mr. Kives is the principal shareholder of the Company and, after giving effect to the Related Entity Transactions which will be consummated contemporaneous with completion of the Transactions, will increase the percentage of his beneficial ownership of the Company's outstanding Common Stock to 75.8% from 66.4%. The Purchaser is currently controlled by Mickey Elfenbein who is the President and a director of the Company and, after consummation of the Transactions, will employ many of the Company's employees who will then resign their positions with the Company and the Remaining Subsidiaries, including Mr. Elfenbein, Mark Dixon who is Vice President-Finance, Chief Financial Officer, Treasurer and a director of the Company and David Weiner who is Senior Vice President of the Company. In addition, Mr. Kives is Mr. Elfenbein's uncle. The terms of the Transactions were negotiated between Mr. Kives and Mr. Elfenbein.

     Due to the relationship of Mr. Kives and Mr. Elfenbein to the Company and the Purchaser and the Related Entity Transactions, the nature of the negotiations were not at arms' length. Neither the Company nor its directors retained an unaffiliated representative to act solely on behalf of unaffiliated shareholders for the purpose of preparing an opinion concerning the fairness of the Transactions.


OPINION OF THE FINANCIAL ADVISOR

     The Company retained Van Kasper to act as its financial advisor in connection with the Transactions. Van Kasper was selected by the Company's Board of Directors as the Company's financial advisor based on Van Kasper's qualifications, experience, expertise and reputation, as well as Van Kasper's investment banking relationship and familiarity with the Company. Van Kasper is a well-recognized investment banking and advisory firm. As part of its investment banking business, Van Kasper is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwriting, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     Van Kasper has rendered to the Company's Board of Directors its written opinion dated August 31, 1995 that, as of such date, the Transactions were fair from a financial point of view to the shareholders of the Company. Van Kasper did not determine or make any recommendation with respect to the amount of consideration to be paid in connection with the Transactions.

     The full text of the opinion of Van Kasper, which sets forth assumptions made, matters considered and limitations on the review undertaken, is attached as Annex D to this Proxy Statement. The Company's shareholders are urged to read the opinion carefully and in its entirety. Van Kasper's opinion is directed only to the fairness of the Transactions from a financial point of view to the shareholders of the Company and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote at the Special Meeting to consider the proposal to approve the Transactions. The opinion of Van Kasper is subject to certain conditions and limitations set forth therein, and the summary of that opinion set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion.


     In connection with Van Kasper's opinion, Van Kasper reviewed a copy of the Purchase Agreement and the Related Entity Agreement, including the exhibits thereto. In Van Kasper's review it assumed, with the Company's permission, that the documentation to be prepared, used and signed by the parties to formally effect the Transactions, including the agreements effecting the Transactions between the Purchaser and the Company and the proxy or other disclosure material to be delivered to the shareholders of the Company to elicit any necessary consents to the Transactions, would effect the Transactions on the terms set forth in the Purchase Agreement and the Related Entity Agreement, including exhibits thereto, without material alteration.

     Van Kasper reviewed such relevant financial and other information that was publicly available or furnished to it by the Company and the Purchaser, including the Company's Annual Reports on Form 10-K for fiscal years 1993 and 1994, the Company's Quarterly Reports on Form 10-Q for the first three fiscal quarters of fiscal 1995, internal financial statements of the Company for the eleven-month period ended May 31, 1995, the consolidating financial statements of the Entertainment Subsidiaries for the fiscal years 1993 and 1994 and for the eleven months ended May 31, 1995, a forecasted consolidating financial statement for the month of June 1995, all material agreements relating to the Transactions, an evaluation of the Entertainment Subsidiaries' catalogue valuation, a list of certain customers, a sales unit volume chart of the Company for 1993, 1994 and 1995 and a list of the top entertainment stocks as published by Billboard magazine. In addition, Van Kasper compared certain financial and securities data of the Entertainment Subsidiaries with that of the following other companies whose securities are publicly traded: Alliance Entertainment Corporation, Handleman Company, Prism Entertainment Corp., Quality Dino Entertainment Ltd., Spec's Music, Inc., the Company and Wiz Technology, Inc. Van Kasper also reviewed the following recent merger and acquisition transactions of companies Van Kasper determined to be similar: the acquisition of Airlie, Inc. by Alliance Entertainment Corporation; the acquisition of Independent National Distributors by Alliance Entertainment Corporation; the acquisition of Levy Music & Video by Handleman Company; the acquisition of Madacy Music Group, Inc. by Handleman Company; the acquisition of Ral/Defjam Recordings by PolyGram NV; and the acquisition of Alliance Entertainment Corporation by Trinity Capital Opportunity Corp. Van Kasper also prepared its own financial projections based on the data provided to it by the Company and conducted a discounted cash flow analysis. Van Kasper also took into account the views of the management and certain shareholders of the Company as to the prospects of the Company if the Transactions are not effected. Those views, as expressed to Van Kasper, included the belief that if the Transactions do not occur, the business of the Company would continue without significant interruption. Van Kasper routinely conducts this analysis to determine whether management believes that it will be severely negatively impacted if a transaction does not occur, which in this case, management does not. Van Kasper did not negotiate the Transactions, provide any legal advice or advise the Company with respect to alternatives to the Transactions. Although Van Kasper performed a valuation of the Entertainment Subsidiaries using a number of commonly accepted methodologies, Van Kasper did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Entertainment Subsidiaries. In particular, in conducting its analysis and arriving at its opinion as to fairness from a financial point of view, Van Kasper performed and considered the following financial comparative analyses:

     (i) Discounted Cash Flow Analysis. Van Kasper performed a discounted cash flow analysis of the Entertainment Subsidiaries using projections of the Entertainment Subsidiaries provided to it by the Company. For its analysis, Van Kasper adjusted the projections downward, using lower revenue growth rates than those assumed in the projections. Van Kasper adjusted the growth rates to be in line with historical rates and current trends in the Company's business. Using these projections as so adjusted, Van Kasper calculated the estimated free cash flows of the Entertainment Subsidiaries through 1998, and the present value thereof, and the estimated terminal value of the Entertainment Subsidiaries at the end of 1998, and the present value thereof. In calculating the estimated terminal value of the Entertainment Subsidiaries, Van Kasper utilized earnings estimates provided by research analysis of several comparable publicly traded companies and calculated price to earnings ratios based upon these estimates, discounting the high and low ratios. The comparable companies were (1) Alliance Entertainment Corp.; (2) Handleman Company; (3) K-tel International, Inc.; (4) Prism Entertainment Corp.; (5) Quality Dino Entertainment Ltd.; (6) Spec's Music, Inc.; and (7) Wiz Technology, Inc. Van Kasper analyzed applicable databases and identified these seven companies as being the companies which in its judgment were most comparable in the entertainment industries to the Entertainment Subsidiaries and for which public information that could be utilized in Van Kasper's analyses was available. The average price to earnings ratio for historical earnings was 14.6x and for forward looking earnings based upon research analyst reports was 7.8x. Based on these estimates, Van Kasper's calculations in valuing the Entertainment Subsidiaries' estimated terminal value utilized price to earnings ratios of 7x, 8x and 9x. In calculating the present values of estimated free cash flows and estimated terminal values of the Entertainment Subsidiaries, Van Kasper used discount rates of 15%, 20% and 25%. These calculations implied a present value of the Entertainment Subsidiaries of between $9.1 million and $14.6 million, with the mid-point being $11.6 million. Including the value of the music library being acquired at $6.9 million on the pro forma balance sheet of the Entertainment Subsidiaries, the discounted cash flow analysis yielded total present values between $16 million and $21.5 million, with the mid-point being $18.5 million.

     (ii) Comparable Public Company Analysis. Van Kasper reviewed stock market prices of the seven comparable companies in the music, music distribution and "software title selection" industries listed above. Van Kasper reviewed the multiples of the stock prices of these seven companies to sales, earnings before interest and taxes, earnings and book value for the most recent 12-month period, as well as estimates of 1996 earnings based on a compilation of earnings projections by securities research analysts. Van Kasper disregarded the high and low multiples and applied the average of certain of the other multiples to the Entertainment Subsidiaries' historical and projected financial results and added the value of the music library. These calculations implied a value of between $15.4 million and $24.0 million for the Entertainment Subsidiaries.

     (iii) Selected Comparable Transaction Analysis. Van Kasper also reviewed publicly available financial information for selected acquisition transactions of companies in the pre-recorded records and tapes and music entertainment industries. Van Kasper identified the following six transactions as comparable: the acquisition of Airlie, Inc. by Alliance Entertainment Corporation; the acquisition of Independent National Distributors by Alliance Entertainment Corporation; the acquisition of Levy Music & Video by Handleman Company; the acquisition of Madacy Music Group, Inc. by Handleman Company; the acquisition of Ral/Defjam Recordings by PolyGram NV; and the acquisition of Alliance Entertainment Corporation by Trinity Capital Opportunity Corp. Van Kasper calculated the ratios of the purchase price to sales, earnings before interest taxes, earnings and book value, to the extent information was available. Applying these ratios to historical results of the Entertainment Subsidiaries at and for the pro forma year ended June 30, 1995, Van Kasper determined a range of values for the Entertainment Subsidiaries between $23.3 million and $27.6 million. Because none of the companies utilized in the above analysis for comparative purposes is, of course, identical to the Entertainment Subsidiaries, Van Kasper gave less weight to this comparable transaction analysis than to the other methodologies discussed above.

     In rendering its opinion, Van Kasper relied, without independent verification, on the accuracy and completeness of all of the financial and other information with respect to the Company that was publicly available or furnished or otherwise communicated to Van Kasper by the Company. The information reviewed by Van Kasper included the disclosure documents filed by each of the above-identified companies with the Securities and Exchange Commission, both with respect to the transactions identified above, and such company's most recent annual and quarterly reports. The Company provided to Van Kasper certain financial projections of the Company. Van Kasper reviewed those projections in light of discussions it had conducted with analysts and other industry sources and made certain adjustments where it determined it was appropriate based upon assumptions reflecting the best currently available estimates and good faith judgments of management as to the future performance of the Company, based on the assumption that the management of the Company did not have any information or belief that would make the projections misleading.


     The consolidating data provided to Van Kasper was derived from financial statements of the Company (which were prepared on a consolidated basis as to all of the subsidiaries of the Company primarily by management of the Company, including Mickey Elfenbein, the President and Chief Executive Officer, and Mark Dixon, the Chief Financial Officer of the Company, each of whom will be leaving the Company and will become employed by the Purchaser following the closing of the Transactions). In rendering its opinion, Van Kasper assumed the accuracy and completeness of all of the financial and other information that was provided to it by management, including, without limitation, the accuracy and completeness of the consolidating data derived from the financial statements of the Company.


     Pursuant to a letter dated July 14, 1995 between the Company and Van Kasper, the Company will pay Van Kasper a fee of $85,000 for acting as the Company's financial advisor in connection with the Transactions and rendering its opinion as to the fairness of the Transactions from a financial point of view. With respect to Van Kasper's fee, $35,000 will not be paid to Van Kasper unless and until the Proxy Statement is mailed to shareholders. The Company also agreed to reimburse Van Kasper for its out-of-pocket expenses and to indemnify Van Kasper and its directors, officers, agents, employees and controlling persons against certain liabilities and expenses related to Van Kasper's engagement, other than those relating to its own bad faith, wilful misconduct or gross negligence.


PLANS FOR THE COMPANY AFTER THE TRANSACTIONS


     Continuation of Consumer Convenience Products Business. After consummation of the Transactions, the Company will retain its consumer convenience products business in the United States. This business generated net sales of $4,366,000 for the quarter ended September 30, 1995 and $14,195,000 for the fiscal year ended June 30, 1995 which represented an increase of $1,912,000 or 78% from the quarter ended September 30, 1994 and $5,406,000 or 62% from the year ended June 30, 1994.

     The Company markets consumer convenience products through direct response marketing utilizing television promotions and print media advertising. The Company's consumer convenience products are sold to wholesalers and to retailers for distribution to consumers in retail stores. The consumer convenience products marketed by the Company are lower priced goods (usually under $100 retail price) and include housewares, automotive accessories and exercise devices.

     After consummation of the Transactions, the Company intends to utilize a portion of the increase in its net cash position (an estimated $21,239,000 after taxes, Transaction expenses and debt payment) to expand its direct marketing of consumer convenience products in the United States, South America and Asia through a larger selection of products, increased direct response marketing in the form of television commercial promotions and increased distribution to wholesalers and retailers. In addition, the Company intends to sell its consumer convenience products in Europe by providing its television and other media marketing materials for the products to direct marketing organizations. These marketing organizations, at their expense, will convert the marketing materials into the local language, market the products in their territories and purchase products from the Company to meet their requirements. The Company has not yet entered into any such arrangements, although it is currently actively exploring such arrangements with marketing organizations operating in Europe. There can be no assurance that the Company's expansion of its consumer products business will be successful.

     Expansion into Unrelated Businesses. Although the Company presently intends to expand its consumer convenience product business, the Company could also use a substantial portion of the net cash generated from the Transactions to expand into unrelated businesses. The Company has not identified any unrelated business into which it might expand.

     Possible Privatization. After giving effect to the Transactions and the Related Entity Transactions, Mr. Kives will own approximately 75.8% of the Company's outstanding Common Stock. Although there are currently no plans to take the Company private, the Company could be taken private through a reverse stock split or merger with an entity controlled by Mr. Kives in which Mr. Kives or his company would be the sole remaining shareholder of the Company at a time when the Company may have a substantial portion of the net cash generated from the Transactions. In such event, the public holders of the Company's Common Stock whose shares are cancelled would be entitled to receive the fair value of their shares and the Company could use a portion of the proceeds from the Transactions to pay such amount to the public shareholders. See "Dissenters' Rights."

     A merger with a corporation controlled by Mr. Kives would be subject to the provisions of the Company's Articles of Incorporation applicable to a merger of the Company with a Control Stockholder. Mr. Kives is specifically identified as a Control Stockholder because he beneficially holds more than 50% of the Company's Common Stock. The Articles of Incorporation require that a merger in which a Control Stockholder is a party be approved by the affirmative vote of not less than 51% of the Company's Common Stock, excluding the Common Stock of a Control Stockholder who is a party to the merger.


ACCOUNTING TREATMENT

     The disposition of the Entertainment Subsidiaries will be accounted for as a divestiture of assets.

INTERESTS OF CERTAIN PERSONS

     In considering the approval of the Transactions, shareholders should be aware that certain officers and directors of the Company have certain interests in the transactions contemplated thereby that are in addition to, and may conflict with, the interests of the shareholders generally.


     Mr. Kives, the Chief Executive Officer and Chairman of the Board of the Company, currently beneficially owns approximately 66.4% of the Company's outstanding Common Stock. Following the transactions contemplated by the transactions between related entities described above (see "The Transactions--Related Entity Transactions"), Mr. Kives will beneficially own approximately 75.8% of the Company's outstanding Common Stock. Mr. Elfenbein is President, Secretary and a director of the Company and also controls the Purchaser. After consummation of the Transactions, the Purchaser will employ employees of the Company who will then resign from the Company, including Mark Dixon, Vice President-Finance, Chief Financial Officer, Treasurer and a director of the Company, and David Weiner, Senior Vice President of the Company.

     The Company sold less than $1,000 in the three months ended September 30, 1995, $228,000 in fiscal 1995, $693,000 in fiscal 1994 and $895,000 in fiscal
1993 of consumer convenience products to K-tel International, Ltd. and K-tel International (Canada), Inc., Canadian corporations controlled by Mr. Kives (the "Kives Companies"). Because the Company also buys products from the Kives Companies, the Company owed the Kives Companies net amounts of approximately $161,000 at September 30, 1995, $33,000 at June 30, 1995, $4,000 at June 30,
1994 and $26,000 at June 30, 1993. The Company expects that the Kives Companies and the Company will continue to purchase consumer convenience products from each other, from time to time, and that the Transactions will not have any effect on these purchases. The Company purchases products from and sells products to the Kives Companies at prices and on terms comparable to transactions with third parties.

     The Company purchased approximately $354,000 in fiscal 1995, $425,000 in fiscal 1994 and $586,000 in fiscal 1993 of consumer convenience products from K-tel International, Ltd., a Canadian corporation controlled by Mr. Kives. The purchase prices for these products were at prices comparable to transactions with a third party, but the payment terms have been open-ended as a method of financing the Company's consumer convenience product expansion in Europe and the United States. The Company reimbursed Mr. Kives' company for warehousing and shipping services provided in Canada and travel, telephone and legal fees incurred on behalf of the Company.

     During 1994, K-5 Leisure Products, Inc., a Company controlled by Mr. Kives provided $1,000,000 in short-term financing to the Company to fund consumer convenience product purchases. In October 1994, the Company repaid the principal of the loan plus interest at the rate of prime plus one and one-half percent from the proceeds of bank borrowings.

     The Company purchased approximately $53,000 in fiscal 1994 and $18,000 1995 of video product from SEI, a company controlled by Messrs. Kives and Elfenbein. The product was purchased at prices comparable to transactions with a third party. The Company owed SEI approximately $1,500 and $2,900 with respect to such product at June 30, 1994 and 1995, respectively.

     David Weiner, Senior Vice President of the Company, purchased 500 shares of Common Stock of the Company on March 4, 1994 at a price of $6.88 per share and 100 shares on April 5, 1994 at a price of $7.64 per share. No other officer, director or affiliate of the Company has purchased securities of the Company or an affiliate since the commencement of the Company's second full fiscal year preceding the date of this Proxy Statement.

     During the fiscal year ended June 30, 1994, the Company granted options to purchase 7,500 shares of the Company's Common Stock at an exercise price of $6.75 per share to Mark Dixon, Vice President-Finance, Chief Financial officer, Treasurer and a director of the Company, options to purchase 10,000 shares of the Company's Common Stock at an exercise price of $6.75 per share to David Weiner, Senior Vice President of the Company, options to purchase 5,000 shares of Common Stock at an exercise price of $6.75 to Jeffrey M. Koblick, Senior Vice President-Purchasing and Operations of the Company, and options to purchase 75,000 shares of the Company's Common Stock at an exercise price of $6.75 per share to Mickey Elfenbein, President, Secretary and a director of the Company. Such options expire on February 22, 2004, except that Mr. Elfenbein will surrender for cancellation all of his options upon consummation of the Transactions.

     An agreement dated April 27, 1988 was entered into by and among Mickey Elfenbein ("Elfenbein"), Qwil Resources, Inc. ("Qwil"), Bradley Investments, Inc. ("Bradley"), National Celebrity Video, Inc. ("NCV"), Simitar Entertainment, Inc. ("Simitar"), K-5 Leisure Products, Inc. ("K-5") and National Developments Ltd. ("National"). The agreement describes various loans made by K-5 and National to Elfenbein, Qwil, Bradley, NCV and Simitar. The agreement provides that Elfenbein will guarantee the repayment of a portion of the loans to Qwil, Bradley, NCV and Simitar. The agreement provides for repayment of the loans to Elfenbein and those loans guaranteed by Elfenbein from the proceeds, if any, obtained by Elfenbein upon the sale of Elfenbein's 350,000 shares of K-tel International, Inc. To secure Elfenbein's obligations under the loans and the loan guarantees, Elfenbein pledged his shares in K-tel International, Inc. Under the terms of the pledge, so long as Elfenbein is not in default of the terms of the agreement, Elfenbein may exercise all of the rights of a shareholder of K-tel International, Inc., including but not limited to the right to vote its shares, the right to share in dividends declared and the right to a ratable share of the net assets on liquidation of K-tel International, Inc. The loans subject to this agreement are repaid under the terms of the Related Entity Agreement upon the closing of the transactions contemplated therein and, accordingly, this agreement will terminate at that time.


FEDERAL INCOME TAX CONSEQUENCES

     The following discussion sets forth the material federal income tax consequences of the sale of a significant portion of the Company's assets. The discussion is based upon the provisions of the Internal Revenue Code and the applicable Treasury Regulations promulgated and proposed thereunder and is not based upon an opinion of counsel.


     The Transactions will be treated as a sale for tax purposes. For federal income tax purposes, the gain will be offset against the net loss carryover of the Company. Therefore, the Company will be subject only to federal alternative minimum tax equal to an equivalent of 2% of the taxable gain before tax operating loss. The estimated federal alternative tax resulting from the Transactions is approximately $200,000. In addition, the gain will be subject to state income tax of approximately $400,000. The federal loss carryovers for the federal income tax purposes after the sale of the Entertainment Subsidiaries will be approximately $10,200,000 and will expire in fiscal years ending June 30, 2000 and 2001.


     There should be no tax impact upon the individual shareholders continuing to own shares of the Company's Common Stock.

                                FEES AND EXPENSES


     All expenses incurred by the Company in connection with the Transactions will be paid by the Company, except that the Purchaser will reimburse the Company certain specified legal and accounting expenses. The estimated fees and expenses to be incurred by the Company in connection with the Transactions are as follows:

         Financial advisor's fee and expenses..........   $ 97,500
         Accounting fees and expenses(1)...............     60,000
         Legal fees and expenses(1)....................    120,000
         Additional directors' fees (2)................     50,000
         SEC filing fee................................      9,080
         Printing and mailing expenses.................      5,000
         Miscellaneous expenses........................     10,000
                  Total................................   $351,580


          (1) Excludes estimated accounting cost of $23,000 and legal cost of $23,000 to be reimbursed to the Company by the Purchaser pursuant to the Purchase Agreement.

          (2) Seymour Leslie and Sanford Sigoloff, the two non-employee directors of the Company, will each receive additional directors fees of $25,000 in connection with the Transactions.


     No fees or commissions will be paid by or on behalf of the Company to any broker or other persons for soliciting votes. Brokers, dealers, commercial banks, trust companies and other nominees will be reimbursed by the Company for reasonable expenses incurred by them in forwarding materials to their customers.

                               DISSENTERS' RIGHTS

     SET FORTH BELOW IS A SUMMARY OF THE PROCEDURES FOR EXERCISING DISSENTERS' RIGHTS UNDER SECTIONS 302A.471 and 302A.473, OF THE MINNESOTA BUSINESS CORPORATIONS ACT ("MBCA"). THIS SUMMARY DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF SUCH PROVISIONS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO ANNEX C HERETO, WHICH IS A COPY OF SUCH PROVISIONS, AND TO ANY AMENDMENT TO SUCH PROVISIONS AS MAY BE ADOPTED AFTER THE DATE OF THIS PROXY STATEMENT. THE PROVISIONS FOR EXERCISING DISSENTERS' RIGHTS MUST BE COMPLIED WITH PRECISELY. ANY SHAREHOLDER INTENDING TO DISSENT FROM THE PROPOSED TRANSACTIONS SHOULD READ CAREFULLY THE TEXT OF ANNEX C AND ALSO SHOULD CONSULT WITH LEGAL COUNSEL.

DEMAND FOR PURCHASE

     Shareholders of the Company have the right to dissent from the sale of substantially all of the assets of the Company contemplated by the Purchase Agreement and demand payment of the fair value of their shares. Such dissenters' rights are governed by Sections 302A.471 and 302A.473 of the MBCA, the full text of which is annexed hereto as Annex C. Under the MBCA, a shareholder possessing dissenters' rights has no right to have the Transactions set aside or rescinded unless they are fraudulent with regard to the shareholder or the corporation.

PERSONS ENTITLED TO EXERCISE DISSENTERS' RIGHTS UNDER THE MBCA

     Dissenters' rights can only be exercised by a shareholder of record or a beneficial owner of shares held of record by another person who obtains a written consent of the shareholder of record and submits it to the Company at the time of or before the assertion of the rights. Dissenting shareholders must asset their dissenters' rights with respect to all the shares registered in their names, except that a dissenting shareholder may dissent with respect to all the shares beneficially owned by another but registered in the shareholder's name if the shareholder discloses to the Company the name and address of each such beneficial owner on whose behalf the shareholder dissents.

NOTICE OF INTENT TO DEMAND FAIR VALUE OF SHARES

     Shareholders who wish to exercise their dissenters' rights must submit to the Company at 2605 Fernbrook Lane North, Minneapolis, Minnesota 55447-4736,
Attention: Mark Dixon, Vice President-Finance, a written notice of their intent to demand the fair value of their shares from the Company (the "Notice of Intent"). The Notice of Intent should state the number of shares held of record by such shareholder and, in order to be effective, must be received by the Company before the vote to approve the Transactions at the Special Meeting.


VOTE AGAINST THE TRANSACTIONS OR ABSTENTION FROM VOTE

     Shareholders desiring to exercise dissenters' rights must not vote their shares in favor of approval of the Transactions at the Special Meeting. Merely voting against the approval of the Transactions or abstaining from the vote will not, of itself and absent compliance with the provisions summarized herein, satisfy the requirements of the MBCA for the exercise of dissenters' rights.

NOTICE OF PROCEDURE

     If the proposed Transactions is approved at the Special Meeting, the Company will mail a notice of the procedure for demanding payment of the fair value of shares (the "Notice of Procedure") to each shareholder who is entitled to exercise the dissenters' rights provisions of the MBCA and who has properly filed a Notice of Intent. The Notice of Procedure will include, among other things, a form for demanding payment of the fair value of shares (the "Demand Form").

SUBMISSION OF STOCK CERTIFICATES

     Within 30 days after the date of the Notice of Procedure, dissenting shareholders must submit to the Company or its transfer agent the Demand Form and certificates representing the shares the dissenting shareholders demand to be purchased (such certificates to be stamped or endorsed with a statement that the shares are dissenting shares or are to be exchanged for certificates of appropriate denomination so stamped or endorsed). The Notice of Procedure will specify the date by which the submission of the Demand Form and certificates has to be made. Submissions made after that date will not be effective for any purpose. The dissenting shareholders will retain all other rights of a shareholder until the proposed action takes effect.

PURCHASE OF DISSENTING SHARES

     After the Transactions are approved, or after the Company receives a valid demand for payment, whichever is later, the Company will pay to dissenting shareholders who have surrendered their certificates after having given proper notice and demand, an amount the Company estimates is the "fair value of the shares," plus interest, if any. Under the MBCA, the "fair value of the shares" is determined as the value of the shares immediately before the closing of the Transactions. Interest commences five days after the date of closing of the Transactions, up to and including the date of payment, and is calculated at the rate provided by Minnesota law.

     Dissenting shareholders who disagree with the Company's estimate of the fair value of the shares may submit, within thirty days after the Company mails the payment, their own written estimate to the Company and demand a supplemental payment of the difference between their estimate and the amount received from the Company. Dissenting shareholders who do not submit their own estimate within the proper time required are entitled only to the payment received from the Company.

     The Company may withhold payment of the fair value of shares from dissenting shareholders who were not shareholders on the date the Transactions were publicly announced or who are dissenting on behalf of persons who were not beneficial owners on that date. The Company may provide instead to such dissenters who properly gave notice and demand its estimate of the fair value of the shares, a statement of the reason for withholding payments of its estimate and an offer to pay the amount of its estimate if, among other things, the dissenter agrees to accept that amount in full satisfaction. Dissenters may decline this offer and seek supplemental payment. If the dissenters do not seek supplemental payment, then they are entitled only to the amount offered by the Company.

     If a demand for supplemental payment is made, the Company will have sixty days within which either to pay the dissenter that amount (or an amount agreed to after discussion) or to file a petition in the District Court of Hennepin County, Minnesota, requesting that the court determine the "fair value of the shares," plus interest. The court's determination of the fair value of the shares is binding on all shareholders. A dissenter is entitled to judgment for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount already paid. If the court determines that the fair value of the shares is less than that determined and paid by the Company, the dissenter will not be liable to the Company for that amount. The costs of the court proceeding will be borne by the Company, except for costs and expenses the court assesses against dissenters whose actions in demanding supplemental payment are found by the court to be arbitrary, vexatious or not in good faith. Experts' and attorneys' fees may be assessed against the Company if it does not comply substantially with the above procedure or against shareholders acting arbitrarily, vexatiously or not in good faith in demanding supplemental payment.


                     PRICE RANGE OF COMMON STOCK; DIVIDENDS

     The Company's Common Stock is a designated stock on The Nasdaq Stock Market under the symbol "KTEL." Over-the-counter market quotations reflect inter-dealer prices without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions. The following table shows the range of high and low closing sales prices per share of the Company's Common Stock as reported by The Nasdaq Stock Market for the periods indicated.


                                                        Fiscal Year Ended June 30,
                                       1994                         1995                          1996

                               High           Low           High            Low            High            Low
First Quarter                  9 3/8         7 1/2          5 1/8            3             5 1/2          3 1/4
Second Quarter                10 3/4         6 1/2          5 3/4            3
Third Quarter                  7 1/4         6 1/4          6 1/8          3 3/4
Fourth Quarter                   7           4 3/4            4              3





     As of September 30, 1995, there were approximately 1,777 record holders of the Company's Common Stock.


     The Company is subject to loan agreement covenants prohibiting the payment of dividends without the consent of the lender. The Company has not paid any dividends on its Common Stock since fiscal 1983.


               POSSIBLE EFFECT ON THE MARKET FOR THE COMMON STOCK


     The Company's Common Stock is currently registered under the Exchange Act and is a designated stock on The Nasdaq Stock Market. The Company could be "taken private" if the Board of Directors were to approve a reverse stock split of 250 to 1 and file an application to deregister the Company's Common Stock under the Exchange Act or if the Board of Directors were to approve a merger involving the Company in which all shares of the Company are cancelled other than the shares beneficially owned by Mr. Kives who will beneficially own approximately 75.8% of the outstanding Common Stock after the Transactions and the Related Entity Transactions are consummated. See "The Transactions--Plans for the Company after the Transactions." In the event of a reverse stock split, the shareholders whose shares are cancelled will be entitled to receive the then fair value of their shares in cash. In the event of the merger of the Company with a corporation owned by Mr. Kives, the public shareholders would be entitled to exercise dissenters' rights to receive the then fair value of their shares in cash if they were not satisfied with the consideration offered in the merger. Upon the effectiveness of such reverse stock split or merger, the Company would no longer be a designated stock on The Nasdaq Stock Market. See "Special Factors--Plans for the Company after the Sale of Assets--Privatization."



                   SELECTED HISTORICAL AND PRO FORMA FINANCIAL
                               DATA OF THE COMPANY


     The following unaudited pro forma financial data for the Company has been prepared on a pro forma basis to give effect to the divestiture of the Entertainment Subsidiaries. The unaudited pro forma statement of operations data gives effect to the divestiture as if it had occurred on July 1, 1992 for the year ended June 30, 1993, July 1, 1993 for the year ended June 30, 1994, July 1, 1994, for the year ended June 30, 1995, and July 1, 1995 for the three months ended September 30, 1995. The unaudited pro forma balance sheet data as of September 30, 1995 has been prepared as if such divestiture had occurred on that date.


     The unaudited pro forma financial data and accompanying notes should be read in conjunction with the audited financial statements and notes incorporated by reference in this Proxy Statement. The unaudited pro forma financial data is provided for comparative purposes only and may not be indicative of (i) the actual results that would have occurred had the divestiture of the Entertainment Subsidiaries been consummated at the beginning of the period for which pro forma information is presented or (ii) the results to be expected in the future.


     On June 28, 1995, K-tel International, Inc. entered into an agreement to sell its consumer entertainment subsidiaries (the "Entertainment Subsidiaries") to Simitar, Inc., a company currently controlled by Mickey Elfenbein who is the President and a director of the Company. The sale of the Entertainment Subsidiaries involves the sale to the Purchaser of three domestic subsidiaries and ten foreign subsidiaries which own the master recording catalog rights to music recordings. At September 30, 1995, the purchase price for the Entertainment Subsidiaries would have been $25,000,000, plus certain adjustments estimated to increase the total purchase price to $33,503,000.




                                                     September 30, 1995
                                          Unaudited       Pro Forma        Unaudited
                                          Historical     Adjustments       Pro Forma
                                                    (dollars in thousands)
Balance Sheet Data:

ASSETS
Current Assets
  Cash and cash equivalents                 $ 1,754          $ (1,831)(a)   $ 21,162
                                                               21,239 (b)
  Restricted cash                               730              (730)(a)         --
  Accounts receivable                        14,389           (12,088)(a)      2,301
  Inventories                                 7,896            (5,143)(a)      2,753
  Royalty advances                            2,373            (2,265)(a)        108
  Prepaid expenses                            1,707              (978)(a)        729
  Income tax refund receivable                  428              (411)(a)         17
    Total Current Assets                     29,277            (2,207)        27,070
Property and Equipment, net                   1,054            (1,011)(a)         43
Other Assets                                    836              (836)(a)         --
    Total Assets                           $ 31,167           $(4,054)      $ 27,113

LIABILITIES AND SHAREHOLDERS'
INVESTMENT
Current Liabilities
  Line of credit                            $ 3,837           ($1,903)(a)
                                                               (1,934)(c)          --
  Accounts payable                            4,919            (4,012)(a)         907
  Accrued royalties                           9,663            (9,495)(a)         168
  Reserves for returns                        7,572            (7,244)(a)         328
  Other current liabilities                   1,844            (1,830)(a)          14
  Income taxes payable                          608              (311)(a)         297
    Total Current Liabilities                28,443          $(26,729)          1,714
Amounts due to Entertainment
  Subsidiaries                                   --             9,730 (a)          --
                                                               (9,730)(d)
    Total Liabilities                        28,443           (26,729)          1,714

Shareholders' Investment
  Common stock                                   37                --              37
  Contributed capital                         7,837                --           7,837
  Accumulated (deficit) earnings             (4,616)           22,164 (e)      17,548
  Cumulative translation adjustment            (534)              511 (a)         (23)
    Total Shareholders' Investment            2,724            22,675          25,399
    Total Liabilities and
      Shareholders' Investment             $ 31,167         $  (4,054)       $ 27,113


The accompanying notes to pro forma unaudited condensed consolidated financial statements are an integral part of these statements.




                                                Three Months Ended                      Year Ended
                                                 September 30, 1995                    June 30, 1995

                                        Unaudited    Pro Forma     Unaudited               Pro Forma     Unaudited
                                        Historical  Adjustments    Pro Forma  Historical   Adjustments   Pro Forma

                                                       (dollars in thousands except per share data)

Statement of Operations Data:
Net Sales                               $ 16,624    $(12,258)(a)   $  4,366    $ 65,917    $(51,721)(a)   $ 14,196
Costs and Expenses:
  Cost of goods sold                       8,512      (6,171)(a)      2,341      35,660     (26,011)(a)      9,649
  Advertising                              2,735      (1,521)(a)      1,214      11,601      (9,751)(a)      1,850
  Selling, general and administrative      4,989      (3,851)(a)      1,138      20,192     (16,593)(a)      3,599
  Closedown charges                           --          --             --         652        (652)(a)         --
    Total Costs and Expenses              16,236     (11,543)         4,693      68,105     (53,007)        15,098
Operating Income (Loss)                      388        (715)          (327)     (2,188)      1,286           (902)
Non-Operating Income (Expense):
  Interest income                            106         (14)(a)         92         120          89 (a)        209
  Interest expense                           (75)         --            (75)       (220)         47 (a)       (173)
  Foreign currency transaction
    gain (loss)                               10          46(a)          56         180        (323)(a)       (143)
    Total Non-Operating
      Income (Expense)                        41          32             73          80        (187)          (107)
Income (Loss) from Continuing
 Operations before Provision for
 Income Taxes                                429        (683)          (254)     (2,108)      1,099         (1,009)
Provision for Income Taxes                   124        (124)(a)         --         375        (369)(a)          6
Income (Loss) from Continuing
 Operations                             $    305    $   (559)      $   (254)   $ (2,483)   $  1,468       $ (1,015)
Discontinued Operations
 Income (Loss) from Operations of
 Entertainment Subsidiaries                   --         559            559          --      (1,468)        (1,468)
Net Income (Loss)                       $    305    $     --       $    305    $ (2,483)   $     --       $ (2,483)
Net Income (Loss) Per
 Common and Common
 Equivalent Shares:
  Continuing Operations                 $    .08                   $   (.07)   $   (.67)                  $   (.27)
  Discontinued Operations                     --                        .15          --                       (.40)
                                        $    .08                   $    .08    $   (.67)                  $   (.67)
Weighted Average Number of
 Common Equivalent
 Shares Outstanding                        3,803                      3,803       3,711                      3,711


The accompanying notes to pro forma unaudited condensed consolidated financial statements are an integral part of these statements.





                                                     Year Ended                            Year Ended
                                                   June 30, 1994                         June 30, 1993

                                                    Pro Forma    Unaudited                 Pro Forma      Unaudited
                                       Historical  Adjustments   Pro Forma   Historical   Adjustments     Pro Forma

                                                                   (dollars in thousands except per share data)
Statement of Operations Data:
Net Sales                              $ 54,270    $(45,480)(a)   $  8,790    $ 55,714    $(51,740)(a)   $  3,974
Costs and Expenses:
 Cost of goods sold                      26,842     (21,567)(a)      5,275      23,896     (21,751)(a)      2,145
 Advertising                             10,495      (8,357)(a)      2,138      11,656     (10,992)(a)        664
 Selling, general and administrative     16,086     (14,117)(a)      1,969      16,539     (15,154)(a)      1,385
 Closedown charges                          624        (486)(a)        138          --          --             --
  Total Costs and Expenses               54,047     (44,527)         9,520      52,091     (47,897)         4,194
Operating Income (Loss)                     223        (953)          (730)      3,623      (3,843)          (220)
Non-Operating Income (Expense):
 Interest income                            117          52 (a)        169         146         (31)(a)        115
 Interest expense                           (27)         --            (27)        (43)         --            (43)
 Foreign currency transaction
  gain (loss)                                28          26 (a)         54        (498)    510 (a)             12
  Total Non-Operating
   Income (Expense)                         118          78            196        (395)        479             84
Income (Loss) from Continuing
 Operations before Provision for
 Income Taxes                               341        (875)          (534)      3,228      (3,364)          (136)
Provision (Benefit) for Income Taxes        (35)         32 (a)         (3)        527        (527)(a)         --
Income (Loss) from Continuing
 Operations                                 376        (907)          (531)      2,701      (2,837)          (136)
Discontinued Operations
 Income from Operations of
 Entertainment Subsidiaries                  --         907            907          --       2,837            2,837
Net Income                             $    376    $     --       $    376    $  2,701    $     --         $  2,701
Net Income (Loss) Per
 Common and Common
 Equivalent Shares:
  Continuing Operations                $    .10                   $   (.14)   $    .72                     $   (.04)
  Discontinued Operations                    --                        .24          --                          .76
                                       $    .10                   $    .10    $    .72                     $    .72
Weighted Average Number of
 Common Equivalent
 Shares Outstanding                       3,822                      3,822       3,733                        3,733




The accompanying notes to pro forma unaudited condensed consolidated financial statements are an integral part of these statements.



NOTES TO PRO FORMA UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS



FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1995 AND FOR THE YEARS ENDED JUNE 30, 1995, 1994 AND 1993


1.   Basis of Accounting:


     On June 28, 1995, K-tel International, Inc. entered into an agreement to sell its consumer entertainment subsidiaries (the "Entertainment Subsidiaries") to Simitar, Inc., a company currently controlled by Mickey Elfenbein who is the President and a director of the Company. The sale of the Entertainment Subsidiaries involves the sale to the Purchaser of three domestic subsidiaries and ten foreign subsidiaries which own the master recording catalog rights to music recordings. As of September 30, 1995, the purchase price for the Entertainment Subsidiaries would have been $25,000,000, plus certain estimated adjustments increasing the total purchase price to $33,503,000.

     The unaudited pro forma statement of operations data gives effect to the divesture as if it occurred on July 1, 1992 for the year ended June 30, 1993, July 1, 1993 for the year ended June 30, 1994, July 1, 1994 for the year ended June 30, 1995, and July 1, 1995 for the three months ended September 30, 1995. The unaudited pro forma balance sheet data as of September 30, 1995 has been prepared as if such divestiture had occurred on that date.


2.   Pro Forma Balance Sheet Adjustments:


     The accompanying pro forma balance sheet reflects the following adjustment:


     (a) To reflect the removal of the assets sold to and liabilities assumed by the Purchaser;

     (b) To reflect net cash proceeds from the sale of the Entertainment Subsidiaries;


     (c)  To reflect payment of note payable to bank;

     (d) To reflect payment of balances owed by the Company to the Entertainment Subsidiaries; and


     (e)  To reflect the after-tax gain on sale of Entertainment Subsidiaries.

3.   Pro Forma Statement of Operations Adjustments:


     The accompanying pro forma statements of operations reflect the following adjustment:


     (a) To reflect the removal of revenues and expenses related to the Entertainment Subsidiaries


     The after-tax gain on the sale of the Entertainment Subsidiaries is estimated to be $22,164,000 at September 30, 1995. This gain is not reflected in the accompanying pro forma statement of operations data.




                   CERTAIN INFORMATION REGARDING THE PURCHASER


     The Purchaser is a Minnesota corporation with its executive offices located at 3955 Annapolis Lane, Plymouth, Minnesota 55441. The Purchaser is currently controlled by Mr. Elfenbein who is President and a director of the Company. Subsequent to the transactions described above under the caption "The Transactions--Related Entity Transactions," the Purchaser will own all or substantially all of the issued and outstanding shares of SEI. SEI is a Minnesota corporation formed in 1984 and engaged in the business of video entertainment production and distribution. Currently, Mr. Elfenbein owns 43% of the outstanding common stock of SEI and Philip Kives, the Chairman of the Board and principal shareholder of the Company, beneficially owns 52% of the outstanding common stock of SEI.

     Except as described in this Proxy Statement, the Purchaser (i) does not have any contract, arrangement, understanding or relationship with any other person with respect to the Common Stock, (ii) has not had any transactions with the Company or any of its executive officers, directors or affiliates that would require disclosure under the rules of the Commission, or (iii) has had not negotiations or transactions with the Company or its affiliates concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

     The Purchaser expects to incur the following estimated expenses in connection with the Transactions: investment banking fees, $700,000; legal and professional fees, $275,000; and bank fees, $155,000.


                               SECURITY OWNERSHIP


     The following table sets forth certain information as of November 1, 1995 with respect to the beneficial ownership of the Company's Common Stock as of the record date by (i) all persons known to the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each executive officer and director of the Company, and (iii) all executive officers and directors as a group. As of December 27, 1995, the record date for the Special Meeting of Shareholders to consider approval of the Transactions, there were outstanding shares of Common Stock.




                                                                                                             Percentage of
Name and Address                                                                     Number of Shares         Outstanding
of Beneficial Owner                                           Position                    Owned                  Shares

Philip Kives                                         Chief Executive Office and          2,465,470                66.4%
220 Saulteaux Crescent                               Chairman of the Board
Winnipeg, Manitoba R3J 3W3 Canada

Mickey Elfenbein                                     President and Director                400,111(1)             10.7%
2605 Fernbrook Lane North
Minneapolis, MN  55447

Seymour Leslie                                       Director                               18,750(2)              0.5%
1370 Avenue of the Americas
26th Floor
New York, NY  10019

Sanford Sigoloff                                     Director                               18,750(2)              0.5%
3340 Ocean Park Blvd., Suite 3050
Santa Monica, CA  90405

Mark J. Dixon                                        Vice President-Finance,                22,126(3)              0.6%
2605 Fernbrook Lane North                            Chief Financial Officer,
Minneapolis, MN  55447                               Treasurer and Director

Jeffrey M. Koblick                                   Senior Vice                            63,300(4)              1.7%
2605 Fernbrook Lane North                            President-Purchasing and
Minneapolis, MN  55447                               Operations

David Weiner                                         Senior                                  9,000(5)              0.2%
2605 Fernbrook Lane North                            Vice President
Minneapolis, MN  55447

All Officers and directors
as a group (7 persons)                                                                   2,997,507(6)             77.5%





(1) Includes 37,500 shares issuable upon exercise of vested stock options or stock options which vest within 60 days. On the date of closing Mr. Elfenbein will surrender for cancellation all options to purchase the Company's Common Stock.

(2) Includes 18,750 shares issuable upon exercise of vested stock options or stock options which vest within 60 days.

(3) Includes 22,125 shares issuable upon exercise of vested stock options or stock options which vest within 60 days.

(4) Includes 50,000 shares issuable upon exercise of vested stock options or stock options which vest within 60 days.

(5) Includes 5,000 shares issuable upon exercise of vested stock options or stock options which vest within 60 days.

(6) Includes 152,125 shares issuable upon exercise of vested stock options or stock options which vest within 60 days. See note (1) with respect to Mr. Elfenbein.


                          COMPLIANCE WITH SECTION 16(A)

     The Company's directors, executive officers and any persons holding more than 10% of the outstanding Common Stock are required to file reports concerning their initial ownership of the securities of the Company and any subsequent changes in that ownership. The Company believes that all filing requirements were met during fiscal 1995.

                              REGULATORY APPROVALS

     Based on information provided by the Company, neither the Purchaser nor the Company is aware of any license or any regulatory permit that appears to be material to the business of the Company and its Entertainment Subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of the Entertainment Subsidiaries as contemplated by the Transactions, or of any approval or other action by any governmental entity that would be required for the acquisition or ownership of the Entertainment Subsidiaries by the Purchaser as contemplated by the Transactions. Should any such approval or other action be required, the Purchaser presently contemplates that such approvals or other actions will be sought. There can be no assurance that any approval or other action, if needed, can be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other such action might not result in consequences adverse to the Company.

                          TRANSACTION OF OTHER BUSINESS

     The Board of Directors of the Company is not aware of any matters that may be presented at the Special Meeting other than those mentioned in the Company's Notice of Special Meeting preceding this Proxy Statement and a part hereof. If, however, other matters do properly come before the Special Meeting, it is intended that the persons named in the proxy will vote, pursuant to their discretionary authority and according to their best judgment in the best interests of the Company.

                         INDEPENDENT PUBLIC ACCOUNTANTS


     A representative of Arthur Andersen LLP, the Company's independent public accountants, will be present at the Special Meeting, afforded the opportunity to make a statement and available to respond to questions.


                              AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission. Information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by addressing written requests for such copies to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.


     This Proxy Statement includes information required by the Commission to be disclosed pursuant to Rule 13e-3 under the Exchange Act in connection with a sale of substantially all of the assets of an issuer. In accordance therewith, the Company, the Purchaser, Mickey Elfenbein and Philip Kives have filed with the Commission a Schedule 13E-3 under the Exchange Act. This Proxy Statement does not contain all of the information set forth in the Schedule 13E-3, parts of which are omitted in accordance with the rules and regulations of the Commission. The Schedule 13E-3 and any amendments thereto, including exhibits filed as a part thereof, will be available for inspection and copying at the offices of the Commission as set forth above.


     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference into this Proxy Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that is or is deemed to be incorporated by reference herein) modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.


     This Proxy Statement summarizes or otherwise refers to documents which are not delivered herewith. Such documents are available on request, without charge, directed to K-tel International, Inc., 2605 Fernbrook Lane North, Minneapolis, Minnesota 55447-4736, Attention: Mark Dixon, Vice President-Finance. In order to ensure timely delivery of the documents, any requests should be made by January 15, 1996.


                                   BY ORDER OF THE BOARD OF DIRECTORS



                                   Philip Kives, Chairman




                                                                         Annex A


                         Agreement for Purchase and Sale

(Incorporated by reference to Annex A of the Preliminary Proxy Statement previously filed with the Commission on September 18, 1995)

                                                                         Annex B

                   Stock Transfer and Loan Repayment Agreement

(Incorporated by reference to Annex B of the Preliminary Proxy Statement previously filed with the Commission on September 18, 1995)
                                                                         Annex C

       Sections 302A.471 and 302A.473, Minnesota Business Corporation Act

(Incorporated by reference to Annex C of the Preliminary Proxy Statement previously filed with the Commission on September 18, 1995)

                                                                         Annex D

                         Opinion of Van Kasper & Company

(Incorporated by reference to Annex D of the Preliminary Proxy Statement previously filed with the Commission on September 18, 1995)
                                                                         Annex E
                  AMENDMENT TO AGREEMENT FOR PURCHASE AND SALE


         This instrument, made and entered into as of the 18th day of September, 1995, is an amendment to that certain agreement for purchase and sale (the "Purchase Agreement") dated as of June 28, 1995 between Simitar, Inc., a Minnesota corporation (Purchaser"), and K-tel International, Inc., a Minnesota corporation ("Seller").

         For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchase Agreement is hereby amended as follows:

         1. Section 2, Paragraph (1)(b) of the Purchase Agreement is hereby amended and restated to read, in its entirety, as follows:

               (b) the amount by which the net profit (as determined in accordance with Section 2(3)) from the production and distribution of consumer products (other than consumer entertainment products) by Seller and its subsidiaries in the United States (the "Consumer Products Business") for the period from July 1, 1994 through September 30, 1995 exceeds $200,000, provided that the amount payable to Seller under this Section 2(1)(b) shall be made by the mutual agreement of Seller and Purchaser on or prior to the Closing or, if such mutual agreement is not then reached, by Arthur Andersen & Co. as provided in Section 2(3) (whose determination shall be binding on the parties).

         2. Section 2, Paragraph (2)(a) of the Purchase Agreement is hereby renumbered Section 2, Paragraph (2)(c), and the following new Section 2, Paragraph (2)(b) is hereby added to the Purchase Agreement:

               (b) increased (or decreased) by the net profit (or net loss), determined in accordance with Section 2(3), from the Consumer Products Business for the period from October 1, 1995 to the Closing Date, provided that the adjustment to the Purchase Price pursuant to this Section 2(2)(b) shall be estimated at Closing by the Chief Financial Officer of the Seller on the basis of the Seller's internal financial statements prepared in the ordinary course of business and the final adjustment shall be made by the mutual agreement of Seller and Buyer within sixty (60) days after Closing or, if such mutual agreement is not reached, by Arthur Andersen & Co. as provided in Section 2(3) (whose determination shall be binding on the parties).

amended and restated to read, in its entirety, as follows:

               (a) adjusted by that amount by which the agreed value of the net assets of Seller (excluding income earned under the agreement between the Seller and Beyond Auto Pty. Ltd. dated November 30, 1993 relating to the sale of consumer products in Australia) on a consolidated basis (after giving effect to the sale of the Shares by Seller but excluding receipt of the Purchase Price) (the "Remaining Assets Value") as determined in accordance with the calculations set forth in Exhibit B as of September 30, 1995 is less than or greater than $1,000,000. If the Remaining Assets Value is greater than $1,000,000, then the Purchase Price shall be reduced by the difference. If the Remaining Assets Value is less than $1,000,000, then the Purchase Price shall be increased by the difference. The amount of the adjustment to be made to the Purchase Price under this Section 2(2)(a) shall be made by mutual agreement of the Seller and Purchaser in accordance with Exhibit B on or prior to the Closing. If such mutual agreement is not reached by the Closing then the determination of such final adjustments shall be determined by Arthur Andersen & Co. in accordance with Exhibit B, and such determination shall be binding upon the parties; and

         3. Section 2, Paragraph (3) of the Purchase Agreement shall be amended and restated to read, in its entirety, as follows:

                    (3) Determination of Net Profit or Net Loss of Consumer Products Business. For the purposes of Sections 2(1)(b) and 2(4), the net profit or net loss from the Consumer Products Business shall be the consolidated net income
                         (loss) of (in each case excluding consumer entertainment products) the following (to the extent the following is within the relevant period):

                         (i) the consumer products division of K-tel International (USA), Inc. for the period July 1, 1994, through January 31, 1995, when it was incorporated as a separate entity;

                         (ii) K-tel Inc. (which is the legal entity for the Consumer Products Business in the United States which was incorporated on October 1, 1994), for the period from February 1, 1995, through the Closing Date; and

                         (iii) K-tel Direct, Inc., the legal entity which
                               handles all direct response activities in the United States which are primarily consumer products, from July 1, 1994, through the Closing Date,

                    determined in accordance with generally accepted accounting principles consistently applied by Seller. Overhead, shared services, interest on intercompany debt and other items of shared expense shall be allocated between the Consumer Products Business and the other business of Seller in a manner to be agreed upon between Purchaser and Seller or, if Purchaser and Seller are unable to agree upon such manner of allocation on or prior to September 30, 1995, in a manner determined by Arthur Anderson & Co. If the parties cannot agree, the net profit or net loss from the Consumer Product Business shall be determined by Arthur Andersen & Co. and shall be binding upon the parties.

         4. There is hereby added to the Purchase Agreement a new Section 2, Paragraph (4) reading, in its entirety, as follows:

                    (4) September 30 Effective Date. It is the intent of the parties that the separation of the business that will result from the transactions contemplated herein be effective as of the close of business September 30, 1995. To that end, during the period commencing October 1, 1995 and continuing through the Closing Date or until the earlier termination of this Agreement (the "Transition Period"), the Consumer Products Business and Seller's other businesses shall be operated (to the extent practicable) and accounted for as two separate businesses, with separate bank accounts and with overhead, shared services, interest on intercompany debt and other items of shared expense allocated between them as contemplated in Section 2, Paragraph (3) hereof. During the Transition Period, Seller, through its Chairman of the Board, shall have sole control over and full authority to operate all aspects of the business and affairs of the Consumer Products Business, free and clear of the covenants set forth in Section 7, Paragraph (1) hereof, and Purchaser shall cause Mickey Elfenbein not to interfere therein in any manner. During the Transition Period, Purchaser, through its President, shall have sole control over and full authority to operate all aspects of the business and affairs of the Subsidiaries, except that Purchaser shall cause its President to abide by the limitations set forth in subparagraphs (i) through (xi) of the letter agreement contemplated in Section 7, Paragraph
                    (2) hereof (the "Letter Agreement"), other than subparagraph
                    (vi) thereof, and shall provide to Seller's Chairman of the Board the information to be provided to him pursuant to the Letter Agreement, and Seller shall cause Philip Kives not to interfere therein in any manner. The entire net profit or net loss of the Consumer Products Business during the Transition Period shall be for the account of Seller, and Seller's other net profit or net loss during the Transition Period shall be for the account of Purchaser (provided the Closing occurs).

         5. There is hereby added to the Purchase Agreement a new Section 2, Paragraph (5) reading, in its entirety, as follows:

               (5) In the event that the Closing occurs later than November 30, 1995 because Purchaser failed to receive a commitment for its financing prior to October 16, 1995 (as contemplated in Sections 5(8) and 6(10)) or failed to close on such financing on or prior to November 30, 1995, Purchaser shall pay to Seller interest on the entire Purchase Price at the Prime Rate (as hereinafter defined) from November 30, 1995 to the Closing Date. In no event shall Purchaser be obligated to pay interest pursuant to this Paragraph (5) in the event that Purchaser provides its commitment for financing on or prior to October 16, 1995 (as contemplated by Sections 5(8) and 6(10)) but the Closing is held after November 30, 1995 because of delays arising out of the approval of Seller's proxy materials by the Securities and Exchange Commission or other matters outside the control of Purchaser. As used in this Paragraph (5), "Prime Rate" means the rate designated as the "Prime Rate" in the "Money Rates" section (or any successor thereto) of The Wall Street Journal as of the Closing Date.

         6. The date July 14, 1995 as it appears in Section 5, Paragraph (2),
Section 6, Paragraph (3), and Section 6, Paragraph (7) has been changed to July 24, 1995.

         7. Section 5, Paragraph (8) and Section 6, Paragraph (10) of the Purchase Agreement are hereby amended by changing from August 29, 1995 to October 16, 1995 the date by which Purchaser shall have obtained a commitment for financing for payment of the Purchase Price and its working capital needs on terms satisfactory to Purchaser.

         8. Section 7, Paragraph (2) of the Purchase Agreement is hereby amended and restated to read, in its entirety, as follows:

               (2) Undertaking of the President. The Purchaser shall cause Mickey Elfenbein to execute the letter agreement attached as Exhibit H, as of the date of this Agreement (the "Letter Agreement"); but notwithstanding the Letter Agreement, Purchaser shall cause Mickey Elfenbein to resign as of October 16, 1995, (i) as an officer and director of Seller if, on or prior to October 16, 1995, Purchaser shall have obtained a commitment for financing as contemplated in
                    Section 5, Paragraph (8) and Section 6, Paragraph (10) hereof, and (ii) as Chief Executive Officer (but not President) of Seller and as an officer and director of K-tel, Inc. and K-tel Direct, Inc. in any event. During the Transition Period, Mickey Elfenbein shall have no obligations pursuant to the Letter Agreement except as otherwise provided in Section 2, Paragraph (4) hereof.

         7. There is hereby added to the Purchase Agreement the following
Section 7, Paragraph (11):

               (11) Operation of the Businesses after September 30, 1995.
                    Notwithstanding anything in this Agreement to the contrary, from October 1, 1995 through the Closing (or earlier termination of this Agreement), (i) Philip Kives shall have sole control over and full authority to operate all aspects of the business and affairs of the Consumer Products Business free and clear of the covenants set forth in
                    Section 7, Paragraph (1) hereof and Mickey Elfenbein shall not interfere therein in any manner, and (ii) Mickey Elfenbein shall have sole control over and full authority to operate all aspects of the business and affairs of the Subsidiaries, free and clear of the covenants set forth in the Letter Agreement, and Philip Kives shall not interfere therein in any manner.

         9. Section 8, Paragraph (1) of the Purchase Agreement shall be amended and restated to read, in its entirety, as follows:

               (1) Closing Date. Subject to the terms and conditions set forth in this Agreement, the closing shall take place at the offices of Kaplan, Strangis and Kaplan, P.A., 5500 Norwest Center, 90 South Seventh Street, Minneapolis, Minnesota 55402, at 10:00 a.m. on November 30, 1995, or at such other time, date or place as to which the parties hereto may mutually agree. The parties shall use their respective best efforts to cause such closing to occur as early as is practicable. For the purposes of this Agreement, such event is referred to as the "Closing" and such date and time are referred to as the "Closing Date".

         10. Save and except as expressly provided in this instrument, the Purchase Agreement remains in full force and effect without amendment or other modification.

         IN WITNESS WHEREOF, the undersigned have executed this instrument as of the day and year first above written.

                                                   SIMITAR, INC.


                                                   By /s/ Mickey Elfenbein
                                                      Mickey Elfenbein
                                                      Its President

                                                   K-TEL INTERNATIONAL, INC.


                                                   By /s/ Philip Kives
                                                      Philip Kives
                                                      Its Chairman of the Board




PROXY

                            K-TEL INTERNATIONAL, INC.
                      PROXY SOLICITED BY BOARD OF DIRECTORS
                       For Special Meeting of Shareholders

                                January 31, 1996

The undersigned, revoking all prior proxies, hereby appoints Philip Kives and _______________________ or either of them, as proxy or proxies, with full power of substitution and revocation, to vote all shares of common stock of K-tel International, Inc. of record in the name of the undersigned at the close of business on December 27, 1995, at the Special Meeting of Shareholders to be held on January 31, 1996, or at any adjournment or postponement thereof, upon the following matters:

1. Approval of the Purchase Agreement dated June 28, 1995, as amended, between the Company and Simitar, Inc., and the transactions contemplated thereby.


            [ ]  FOR              [ ]  AGAINST          [ ]  ABSTAIN

2. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.


This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If this proxy is properly executed but no direction is made, this proxy will be voted FOR Proposal 1. The Board of Directors recommends a vote FOR Proposal 1.


Please sign your name exactly as it appears below. In the case of shares owned in joint tenancy or as tenants in common, all should sign. Fiduciaries should indicate their title and authority.

                                           Dated:  ______________________, 1995

                                           ____________________________________

                                           ____________________________________
                                                        Signature(s)




                   PLEASE MARK, DATE, SIGN AND MAIL THIS PROXY
                       PROMPTLY IN THE ENCLOSED ENVELOPE.